AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON JANUARY 22, 2008                    REGISTRATION NO.: ____________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           ELECTRONIC GAME CARD, INC.
                 (Name of small business issuer in its charter)

          Nevada                                                6794
(State or jurisdiction of                           (Primary Standard Industrial
incorporation or organization)                       Classification Code Number)

                                   87-0570975
                                  (IRS Employer
                               Identification No.)


                          712 Fifth Avenue, 19th Floor
                          New York, New York 10019-4108
                                 (646) 723-8936
   (Address and telephone number of principal executive offices and principal place of business)

                        Lee Cole, Chief Executive Officer
                          712 Fifth Avenue, 19th Floor
                          New York, New York 10019-4108
                                 (646) 723-8936
           (Name, address, and telephone number of agent for service)

                          Copies of communications to:
                            L. Stephen Albright, Esq.
                              ALBRIGHT & BLUM, P.C.
                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                                 (818) 789-0779

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                                       Proposed
                                       Proposed         maximum
  Title of                             maximum         aggregate      Amount of
securities to      Amount to be     offering price     offering     registration
be registered       registered       per share(1)       price            fee
--------------------------------------------------------------------------------

Common Stock,
par value $0.01     5,111,543 (2)       $0.60        $3,066,925.80    $120.53

--------------------------------------------------------------------------------

     (1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on January 17, 2008. Total filing fee is $120.53.

     (2) The 5,111,543 shares consist of: 1,745,753 shares of common stock issued to the Selling Stockholders as penalty shares; 2,888,667 shares underlying warrants to purchase shares at an exercise price of $0.50 per share; and, 477,733 shares underlying warrants issued to placement agents to purchase shares at an exercise price of $1.85 per share.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                 Dated: January 22, 2008, Subject to completion


                        5,111,543 SHARES OF COMMON STOCK

                           ELECTRONIC GAME CARD, INC.

         We have prepared this prospectus to comply with the commitments made to our Series A stockholders by registering stock underlying the warrants issued in the offering and also the penalty shares issued. We are not selling any shares of common stock under this prospectus. The shares of common stock that we are registering for resale by the Selling Shareholders (defined below) include the issue of penalty shares and the exercise of warrants to purchase shares of common stock. 1,745,753 penalty shares and up to 3,366,390 shares of common stock will be issued upon the exercise of the warrants. The selling stockholders listed on page 13 may sell these shares from time to time after this Registration Statement is declared effective by the Securities & Exchange Commission.

         The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds paid to the selling stockholders upon their sale of the shares.

         We may receive up to $2,328,120 in proceeds from the exercise of the outstanding warrants. As of the date of this prospectus, none of the warrants have been exercised.

         On December 12, 2007, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $0.65 per share.

         We urge you to read carefully the "Risk Factors" section beginning on page 7 where we describe specific risks associated with an investment in Electronic Game Card, Inc. and these securities before you make your investment decision.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                 THE DATE OF THIS PROSPECTUS IS JANUARY __, 2008

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I

Prospectus Summary......................................................       3
Risk Factors ...........................................................       7
Disclosure Regarding Forward Looking Statements ........................      11
Use of Proceeds ........................................................      12
Determination of Offering Price ........................................      12
Dilution ...............................................................      12
Selling Security Holders................................................      13
Plan of Distribution ...................................................      16
Legal Proceedings ......................................................      19
Management .............................................................      19
Security Ownership of Certain Beneficial Owners & Management............      20
Description of Securities...............................................      21
Experts.................................................................      23
Disclosure of Commission Position on Indemnification for Securities
   Act Liabilities......................................................      23
Description of Business.................................................      23
Management's Discussion and Analysis or Plan of Operation...............      36
Description of Property.................................................      39
Certain Relationships and Related Transactions..........................      39
Market for Common Equity and Related Stockholder Matters................      40
Executive Compensation .................................................      41
Changes and Disagreements with Accountants on Accounting and Financial
   Disclosures..........................................................      42
Financial Information...................................................     F-1

PART II

Indemnification of Directors and Officers...............................       i
Other Expenses of Issuance and Distribution.............................       i
Recent Sales of Unregistered Securities ................................       i
Exhibits ...............................................................     iii
Undertakings ...........................................................       v

Back Cover of Prospectus....................................... (no page number)




     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

CORPORATE INFORMATION/BACKGROUND

Our principal executive offices are located at 712 Fifth Avenue, 19th Floor, New York, NY 10019-4108 and our phone number is (646) 723 8936.

Electronic Game Card, Inc. (referred to as "EGMI", "us", "we" or "Company") was organized on June 26, 1981, under the laws of the State of Utah as The Fence Post, Inc. Following a series of transactions and name changes, on May 1, 1997, the Company was involuntarily dissolved by administrative action by the State of Utah for failure to maintain a registered agent in the State.

The Company was reinstated in the State of Utah on October 23, 1997. On October 24, 1997, the Board of Directors resolved to call for a special meeting of shareholders for November 7, 1997, at which meeting the Company's shareholders would be asked to approve several resolutions, including amending the Company's Articles of Incorporation to change the corporate name to Quazon Corp. and increase the authorized capital of the Company from 50,000,000 shares of common stock to 100,000,000 shares of common stock. On November 14, 1997, the Company filed Articles of Merge with the State of Nevada whereby the Company was merged with and into Quazon Corp., a newly formed Nevada corporation ("Quazon-Nevada"), for the sole purpose of changing the Company's domicile from the State of Utah to the State of Nevada.

Following further transactions and mergers, on November 19, 2003, the Company entered into a Share Exchange Agreement with Electronic Game Card, Inc. ("EGC"), a Delaware Corporation having a principal place of business in New York City, New York. The Company deemed that such exchange closed December 5, 2003. The acquisition of Electronic Game Card Inc. was considered to be a reverse merger and Electronic Game Card, Inc. became the accounting acquirer.

On December 5, 2003 the Company changed its name to Electronic Game Card, Inc. EGC remained a Delaware corporation and changed its name to Electronic Game Card Marketing, Inc.

THE COMPANY

Electronic Game Card, Inc. (referred to as "EGMI", "us", "we" or "Company") is a designer and supplier of an innovative "instant" win gaming device to the lottery industry marketed under the name of Electronic GameCard. The shape of a pocket game is approximately the size of a credit card and operated electronically by touch incorporating a microchip and LCD screen showing numbers or icons. Secondary markets with considerable potential for the company's reward based games products are the sales promotions industry in the area of prize and competition products, and the casino industry. We design these devices to play game types, formats and prize structures as required by our customers and are gradually building a range of generic games of popularly recognized themes.

EGMI is a designer and supplier of an innovative "instant" win gaming device to the lottery industry going by the name of Electronic GameCard which takes the shape of a pocket game approximately the size of a credit card operated electronically by touch incorporating a microchip and LCD screen showing numbers or icons. Secondary markets with considerable potential for the company's reward based games products are the sales promotions industry in the area of prize and competition products, and the casino industry. We design these devices to play game types, formats and prize structures as required by our customers and are gradually building a range of generic games of popularly recognized themes. EGMI outsources the manufacture of its GameCards under strictly supervised manufacturing agreements with suitably qualified companies.

DESCRIPTION OF THE BUSINESS

The EGMI GameCard is designed to be versatile and flexible in functionality, customizable, portable, and cost efficient in its potential markets. EGMI GameCards also include a random number generator and state of the art security features protecting both the consumer and the promoter. The EGMI GameCard weighs less than one half an ounce and is 3mm thick. The primary market for the GameCard product is the Lottery market followed by the Sales Promotion prize and competition market, and more recently by the promise of a third potential market in casinos, particularly in Tribal Gaming in the USA subject to obtaining the requisite permission from the National Indian Gaming Council under Class II usage. We have applied for patent protection in the United States and internationally and have to date obtained an authority from the US patent office which allows preventative action to be taken legally against any potential imitators.

The Company owns 100% of the share capital of Electronic Game Card, Ltd., a company incorporated under the laws of England, through its wholly owned U.S. subsidiary Electronic Game Card Marketing, Inc. (Delaware). Electronic Game Card Marketing Inc. is the marketing and sales operating division of the Company in the USA which also owns and operates Electronic Game Card Marketing Ltd, as the UK and European marketing and sales division.

LOTTERY MARKET

Lottery operators currently make use of paper scratch cards to give players an "instant" win or lose reward experience. This "instant" market currently attracts approximately $35 billion of the total worldwide lottery gaming market spend estimated at $140 billion. Over the last several years, scratch cards have become increasingly large and complex to accommodate consumer demand for multiple plays and multiple chances to win. Although average spend on a scratchcard is approx $3 to $5 some consumers can pay more than $20.00 for a sheet of scratch cards and a number of US state lottery operators are keen to try to obtain higher price points for their products.

The EGMI GameCard offers this potential and has been seen by some leaders in the lottery industry as potentially providing the next contemporary digital evolution of the scratch card, offering multiple plays and multiple chances to win in an entertaining and secure manner while using existing methods of distribution as with scratch cards.

In order to access the lottery market in the most expeditious manner, we originally signed an exclusive distributorship agreement with Scientific Games International, Inc (NASDAQ:SGMS) in May 2003 who have long term relationships with the majority of national and state lotteries on a worldwide basis.

Following on from a successful product launch of the Electronic GameCards in Iowa in October 2004 the relationship between EGMI and Scientific Games International evolved into a Joint Venture in an agreement signed on October 12, 2004. Scientific Games is the largest printer and wholesaler of "instant" win scratch cards to the worldwide lottery market and will now provide this global distribution network for lottery products to the Joint Venture. Scientific Games is in a unique position within this sector as they supply over 70% of the scratch card needs to the worldwide lottery market and, equally important, is intimately involved in bringing new innovative products to the US state lotteries.

The Joint Venture agreement with Scientific Games resulted from the first consumer launch of the EGMI GameCards to the Iowa State lottery. The Iowa Lottery Quarter Play GameCard was launched on October 4, 2004 and the Iowa lottery and Scientific Games publicly stated that the results exceeded their expectations of sales level and consumer reaction. The Iowa lottery placed a re-order for a further 189,000 Quarter Play GameCards which went on sale on the May 16, 2005 and sales to date have been very well received by the Iowa Lottery. The Iowa Lottery has agreed to place orders for over 500,000 electronic GameCards in total to be delivered during 2005/6. Since then a number of other State lotteries in North America have shown interest in ordering EGMI's GameCards and discussions are currently in hand with several lotteries as to game formats and timing requirements from whom we expect orders to be forthcoming for delivery in 2008.

On April 27, 2007, the Company and SciGames mutually agreed to terminate their joint venture and entered into a separate License and Royalty agreement initially for three years with an option to extend for up to 10 years. The agreement provides for a minimum annual payment of $500,000 or 5 cents or 5% per cent of card revenues sold by SGI which ever is the greater.

SALES PROMOTION MARKET

The sales promotion prize and competition market is one in which the promoter (usually a well known brand) must not be seen to obtain money for entry and where no purchase of the brand's goods is necessary in order not to fall under the laws by which lotteries are regulated. Brand's make use of these prize and competitions games as a means to implement loyalty and incentive programs. The market for promotional items is extremely large and the size of the rewards and competitions sector in the US alone is over $40 billion. Newspapers, magazines and direct mail solicitations offer rewards, frequently using scratch cards, coupons and other forms of entry to engage consumers in promotional competitions. While our EGMI GameCards can be applied to a broad range of potential promotional opportunities, we have focused our efforts initially on direct mail solutions.

Each EGMI GameCard is developed by us with direct input from our clients on the style and functionality of the card. During 2004 it appeared that the dialogue with clients in regard to customizing games to a great degree was too time consuming and only profitable in respect of large volume orders of over 250,000 GameCard units. Consequently a new strategy of storing parts of generic games so as to be able to deliver smaller quantities more rapidly at greater cost efficiency was put in place as of April 2005and will be marketed fully during 2006. Pricing and delivery times of EGMI GameCards have caused a good number of potential customers to re-look how they may best use the EGMI product in their marketing plans and EGMI's new product strategy is designed to assist this in 2008. Introducing a new product into the sales and promotion marketing arena, despite its demand for novelty products and innovative ideas, takes time and adaptability to market needs. Even so EGMI feel that their substantial investment to date in this market has been worthwhile in establishing a presence with many well known brands and their agencies so as to establish a foothold in this large and potentially rewarding market place.

INDIAN GAMING MARKET

The Indian Gaming on the Native American Tribal Lands is an $18 billion market, covering 28 States within United State of America and represents 21% of the total gaming industry. The Company has commenced marketing GameCards to the 249 Tribal-State gaming compacts as they potentially offer good prospects in adding to for the Company's overall sales in the year 2008. This market appertains solely to the sale of GameCards as gaming devices directly to the public in casinos and reservations owned and operated by Indian Tribes.

In order to be sold on the North American Tribal Lands the GameCards must be both classified by the National Indian Gaming Commission (NIGC) under Class II regulations and approved for sale by GLI (Gaming Laboratories International), this approval must be sponsored by an Indian Tribe. The Company has obtained the requisite permission from the NIGC for Class II approval. The Company has already received a suitable letter from a leading Indian Tribe stating that they will purchase EGMI GameCards once all regulatory approvals have been obtained. Other Indian Tribes have expressed their interest in purchasing EGMI GameCards.

THE OFFERING

Shares offered by the
selling stockholders ..........     up to 5,111,543 shares of common stock.(1)

Shares outstanding prior to
offering  .....................     52,575,921 (2)(3)

Shares to be outstanding
following offering   ..........     up to 55,942,321 (2)(4)

Use of proceeds  ..............     We will not  receive any  proceeds  from the
                                    sale and issuance of common stock  following
                                    its  registration.  However,  if the selling
                                    shareholders  owning warrants exercise them,
                                    we would receive up to $2,328,120. We cannot
                                    know   how   many   warrants   the   selling
                                    shareholders  will exercise  their  warrants
                                    or,  if so  exercised,  that  they will sell
                                    them  to  the  public.  Depending  upon  the
                                    amount  of   proceeds   generated   by  this
                                    offering,   we  plan  to  use  most  of  the
                                    proceeds for general  working capital to pay
                                    administrative  and  general  expenses.   We
                                    estimate the expenses of this offering, such as printing, legal, and accounting will be approximately $75,000.

Risk Factors  .................     An investment in our common stock is subject
                                    to significant risks. You should carefully consider the information set forth in the

                                    "Risk Factors" section of this prospectus as
                                    well as other  information set forth in this
                                    prospectus,    including    our    financial
                                    statements and related notes.

Dividend policy  ..............     We intend to retain any  earnings to finance
                                    the  finance the  development  and growth of
                                    our   business.   Accordingly,   we  do  not
                                    anticipate  that we will  declare  any  cash
                                    dividends   on  our  common  stock  for  the
                                    foreseeable  future.  See "Market for Common
                                    Equity and Related Stockholder Matters" on page 35.


Plan of  Distribution .........     The  shares  of  common  stock  offered  for
                                    resale   may  be   sold   by   the   selling
                                    stockholders  pursuant to this prospectus in
                                    the   manner   described   under   "Plan  of
                                    Distribution" on page 19.

OTC Bulletin Board symbol  ....     EGMI.OB

(1) The 5,111,543 shares consist of: 1,745,753 shares of common stock issued to the Selling Stockholders as penalty shares; 2,888,667 shares underlying warrants to purchase shares at an exercise price of $0.50 per share; and, 477,733 shares underlying warrants issued to placement agents to purchase shares at an exercise price of $1.85 per share.

(2) The total number of outstanding shares includes 7,307,411 shares of Series A Preferred Stock, which have yet to be converted into shares of our common stock. The conversion ration is 1 for 1.

(3) Includes the 1,745,753 shares of common stock issued to the selling shareholders as penalty shares.

(4) This assumes the exercise of 2,888,667 shares underlying warrants issued to purchase shares at an exercise price of $0.50 per share and 477,733 shares underlying warrants issued to placement agents to purchase shares at an exercise price of $1.85 per share.

SUMMARY FINANCIAL DATA

The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

INCOME STATEMENT DATA

INCOME STATEMENT DATA

                                                Fiscal Years Ended December 31,
                                                  2006                 2005
                                              ------------         ------------

Total revenue ........................        $    997,363         $    630,575
Operating expenses ...................        $  2,126,568         $  5,149,951
Net profit / loss ....................        $ (9,955,323)        $ (9,499,372)
Net loss per share ...................        $      (0.22)        $      (0.37)
Average number of shares .............          44,168,683           25,765,765


BALANCE DATA SHEET

                                                      Years Ended December 31,
                                                       2006             2005
                                                    (audited)        (audited)
                                                   ------------     ------------

Total assets .................................     $  5,117,010     $  7,752,037
Cash & cash equivalents ......................     $  3,052,733     $  5,544,331

Total liabilities ............................     $  1,152,780     $  5,806,585
Working capital (deficiency) .................     $  2,867,030     $  4,647,276
Shareholder equity ...........................     $  5,117,010     $  7,753,037


                                  RISK FACTORS

Our business, financial condition and operating results are subject to a number of risk factors, both those that are known to us and identified below and others that may arise from time to time. These risk factors could cause our actual results to differ materially from those suggested by forward-looking statements in this document and elsewhere, and may adversely affect our business, financial condition or operating results. If any of those risk factors should occur, the trading price of our securities could decline, and investors in our securities could lose all or part of their investment in our securities. These risk factors should be carefully considered in evaluating the proposed merged entity and its prospects. The material below summarizes certain risks and is not intended to be exhaustive.

Certain Risk Factors Relating to our Business

The Company has generated increased revenues this year and its business model predicts incremental revenues in the foreseeable future. The Company generated $997K in revenue during fiscal 2006. Our current plan of operations and business model predicts increasing revenues in future. The predicted revenue depends on a continued expansion of take up of the GameCards. Currently, an uncertain regulatory environment exists in our industry, which could adversely affect our business and operations.

The gaming industry is intensively regulated by various governmental agencies which can have a significant effect on the economic environment in which we operate and limit our ability to increase revenues or cause our costs to increase.

There are substantial risks inherent in our business as we continue to commercialize new technological applications, and, as a result, we may not be able to successfully develop the GameCards for every commercial use as planned in our Business model.

The Company's research and development projects have produced commercially viable applications of our produce which have achieved acceptance in the market place and generated revenues. The Company will have to continue development of its products in order to achieve the level of revenue and income anticipated in our business model. Some of our potential applications may not be successfully developed. Such lack of success which would have a negative affect on our ability to generate revenue and build a sustainable and profitable business.

We continue to develop products for acceptance in the broader market place outside the lottery sector. We cannot predict when broad-market acceptance will be achieved and we cannot reasonably estimate the projected size of any market that may develop. Our revenue growth and achievement of profitability will depend substantially on our ability to gain acceptance for our products accepted by customers in all markets.

The Company may need to raise additional capital in the future, and, if we are unable to secure adequate funds on acceptable terms, the Company may be unable to support its business plan.

If the company is unable to reach its revenue targets in the year it may need to raise further capital to maintain it operations. There can be no assurance that any additional capital resources which the Company may need will be available to the Company as and when required, or on terms that will be acceptable to the Company. If the Company is unable to raise the capital required on a timely basis, it may not be able to fund its current operations and the anticipated development of the business. Even if the necessary funding is available to the Company, the issuance of additional securities would dilute the equity interests of the Company's existing stockholders, perhaps substantially.

Because we have international operations, we will be subject to risks associated with conducting business in foreign countries.

Because we have international operations in the conduct of our business, we are subject to the risks of conducting business in foreign countries, including:

         o different standards for the development, use, packaging and marketing of our products and technologies;

         o difficulty in identifying, engaging, managing and retaining qualified local employees;

         o difficulty in identifying and in establishing and maintaining relationships with, partners, distributors and suppliers of finished and unfinished goods and services;

         o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements;

         o general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations; and

         o        import and export customs regulations.

We will be exposed to risks associated with fluctuations in foreign currencies.

As part of our international operations, from time to time in the regular course of business, we convert dollars into foreign currencies and vice versa. The value of the dollar against other currencies is subject to market fluctuations and the exchange rate may or may not be in our favor.

We have limited sales and marketing capabilities, and may not be successful in selling or marketing our product.

The creation of infrastructure to commercialize products is a difficult, expensive and time-consuming process. We currently have limited sales and marketing capabilities, and would need to rely upon third parties to perform some of those functions. To the extent that we enter into co-promotion or other licensing arrangements, any revenues to be received by us will be dependent on the efforts of third parties if we do not undertake to develop our own sales and marketing capabilities. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for proprietary products or for other products. If we desire to market any products directly, we will need to develop a more robust marketing and sales force with technical expertise and distribution capability or contract with other companies with distribution systems and direct sales forces. Our failure to establish marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

We are dependent on outside manufacturers for the manufacture of our products. Therefore we will have limited control of the manufacturing process and related costs.

We are developing products which will require third-party assistance in manufacturing. The efforts of those third parties may not be successful. We may not be able to establish or maintain relationships with third-parties to manufacture our products.

We are dependent on third parties to supply all raw materials used in our products and to provide services for the core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, profitability and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely and will continue to rely on third-party suppliers, distributors and collaboration partners to provide services for many aspects of our business. Our business and financial viability are dependent on the regulatory compliance and timely and effective performance of these third parties, and on the strength, validity and terms of our various contracts with these third-party suppliers, distributors and collaboration partners. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, profitability and cash flows.

The Company's success depends on the attraction and retention of senior management with relevant expertise.

The Company's future success will depend to a significant extent on the continued services of its key employees who are versed in gaming expertise and who may be difficult to replace. The Company does not maintain key man life insurance for any executive. The Company's ability to execute its strategy also will depend on its ability to attract and retain qualified production, sales, marketing and additional managerial personnel. If we are unable to find, hire and retain qualified individuals, we could have difficulty implementing our business plan in a timely manner, or at all.

The Company will need approval from governmental various governmental authorities in the United States and other countries to successfully realize any commercial value from the Company's activities. Adverse events that are reported during regulatory trials or after marketing approval can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after approval, can result in product liability claims against the Company, which could significantly and adversely impact the value of our Common Stock.

If export or import controls affecting our products are expanded, our business will be adversely affected.

The U.S. government regulates the sale and shipment of numerous technologies by U.S. companies to foreign countries. If the U.S. or any other government places expanded export or import controls on our technology or products, our business would be materially and adversely affected. If the U.S. government determines that we have not complied with the applicable import regulations, we may face penalties in the form of fines or other punishment.

The Company's ability to protect its patents and other proprietary rights is not absolute, exposing it to the possible loss of competitive advantage.

The Company's subsidiaries have licensed rights to pending patents and have filed and will continue to file patent applications. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce. Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by or licensed to us may not afford us any meaningful competitive advantage. Our inability to maintain our licenses and our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our licensed or owned intellectual property, the value of your investment in the Company will be decline.

Certain Risk Factors Relating to our Stock

The price of our common stock has fluctuated significantly since January 2005 and may continue to do so in the future.

We anticipate that investors and market analysts will assess our performance by considering factors such as:

         o        announcements of developments related to our business;

         o developments in our strategic relationships with distributors of our products;

         o announcements regarding the status of any or all of our collaborations or products;

         o market perception and/or investor sentiment regarding our technology and products;

         o announcements regarding developments in the lottery and gaming field in general;

         o the issuance of competitive patents or disallowance or loss of our patent rights;

         o        and quarterly variations in our operating results.

We will not have control over many of these factors but expect that they may influence our stock price. As a result, our stock price may be volatile and you may lose all or part of your investment.

Additional General Economic Conditions

The stock prices for many companies in our sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our Common Stock.

The market for purchases and sales of the Company's common stock and warrants may be very limited, and the sale of a limited number of shares or warrants could cause the price to fall sharply.

Our securities are thinly traded

Accordingly, it may be difficult to sell shares of the common stock or the warrants quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Shareholder interest in the Company may be substantially diluted as a result of the sale of additional securities to fund the Company's plan of operation.

Our Certificate of Incorporation authorizes the issuance of an aggregate of 100,000,000 shares of Common Stock, on such terms and at such prices as the Board of Directors of the Company may determine. However, as of December 31, 2007, we have an aggregate total of 48,295,409 shares of common stock issued and outstanding. 7,307,411 are reserved for conversion of outstanding Series A Convertible Redeemable Preferred Stock issued on November 29, 2006. 2,888,667 and 477,723 are reserved for outstanding warrants issued with the Convertible Notes issued 2005 and 3,066,978 reserved for outstanding warrants issued in connection with the private placement in April 2005 . 566,000 shares are available for the exercise of outstanding options issued in the Equity Compensation Plan 2002 for employees. 4,000,000 are reserved for the 2007 Equity Compensation Plan. That leaves 33,398,812 shares of Common Stock available for issuance by the Company to raise additional capital, in connection with prospective acquisitions or for other corporate purposes

Issuances of additional shares of common stock would result in dilution of the percentage interest in our common stock of all stockholders ratably, and might result in dilution in the tangible net book value of a share of our common stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of common stock upon exercise of the warrants, or even the prospect of such issuance, may be expected to have an effect on the market for the common stock, and may have an adverse impact on the price at which shares of common stock trade.

If securities or industry analysts do not publish research reports about our business, of if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of our company, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about our Company regularly, our common stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We may be the subject of securities class action litigation due to future stock price volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We do not intend to declare dividends on our common stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

The provisions of Nevada law may inhibit potential acquisition bids that stockholders may believe are desirable, and the market price of our common stock may be lower as a result.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements which are
subject  to  risks,   uncertainties   and  assumptions  about  us,  may  include
projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the section entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

The following table describes how we plan to allocate the proceeds of this offering, assuming the selling shareholders exercise half or all of the 2,888,667 shares purchased upon the exercise of warrants at an exercise price of $0.50 per share and 477,733 shares purchased upon the exercise of warrants at an exercise price of $1,85 per share:

                                                Sale of            Sale of
                                            1,683,200 Shares   3,366,400 Shares
                                           (50% of Offering)  (100% of Offering)
                                           -----------------   -----------------

Gross proceeds .........................   $       1,164,060   $       2,238,120

Estimated offering expenses
(e.g.; printing and mailing costs,
legal and accounting fees, SEC
registration fee, and blue sky fees) ...   $          75,000   $          75,000

Estimated net proceeds .................   $       1,239,060   $       2,313,120
Estimated uses of proceeds
     General and administrative
     expenses and additional
     working capital ...................   $       1,239,060   $       2,313,120

Regardless of the amount of proceeds we may receive from the exercise of warrants, the funds will be used to cover general and administrative expenses and as additional working capital. We are not relying on these proceeds to finance the Company during the next twelve months.

                         DETERMINATION OF OFFERING PRICE

The Selling Stock holders will, at their discretion, sell the stock at the prevailing market price for our shares. The warrants held by the Selling Shareholders, except for the 477,733 warrants issued to the Placement Agent Warrants, will pay us $0.50 per share upon the exercise of their warrants. The Placement Agent Warrants will pay us $1.85 per share upon the exercise of their 477,733 warrants. The price for the shares of stock offered by this Prospectus has not been and will not be determined by us.

                                    DILUTION

As of December 31, 2006, we had: (i) 26,131,513 shares of common stock outstanding; $8,666,000 in Convertible Notes which will automatically convert into 5,777,333 shares of preferred stock and, (ii) 2,888,667 warrants exercisable into 2,888,667 shares of common stock and 14,093,837 shares of penalty common stock issued to reset the price of the Promissory Notes, 535,702,Series A preferred shares issued by way of dividend to Series A stockholders for the period ended October 6, 2006 and 1,260,469 penalty shares of common stock to reset the price 0f the dividend issue. The exercise price of the warrants into common stock is $0.50 per share.

Our Certificate of Incorporation authorizes the issuance of an aggregate of 100,000,000 shares of Common Stock, on such terms and at such prices as the Board of Directors of the Company may determine. However, as of December 31, 2007, we have an aggregate total of 48,295,409 shares of common stock issued and outstanding. 7,307,411 are reserved for conversion of outstanding Series A Convertible Redeemable Preferred Stock issued on November 29, 2006. 2,888,667 and 477,723 are reserved for outstanding warrants issued with the Convertible Notes issued 2005. 566,000 shares are available for the exercise of outstanding options issued in the Equity Compensation Plan 2002 for employees. 4,000,000 are reserved for the 2007 Equity Compensation Plan. That leaves 33,398,812 shares of Common Stock available for issuance by the Company to raise additional capital, in connection with prospective acquisitions or for other corporate purposes.

Further, if our resources so dictate, we may be required to sell additional shares of stock to raise funds necessary to continue operations. We cannot guarantee whether or not we will be required to sell any additional shares and therefore, cannot predict whether the current shareholders will be further diluted and if so, then how much.

                              SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by each selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus or prospectus supplement, provided that there has not been a material change in the prospectus supplement, that the number of shares or the dollar amount has not changed and, the new selling stockholder's shares can be traced to those covered by the original registration statement.. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on based upon the assumption that all of the Warrants are exercised for a total of 51,165,254 shares of our common stock issued and outstanding.

------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
                               Number of                         Percentage of                      Percent of
                               Shares Held      Number of        Ownership        Number of         Ownership
Name and Address of            Prior to         Shares to Be     Prior to         Shares Being      Following
Selling Shareholder            Offering         Offered          Offering         Sold (2)          Offering (3)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Pequot Scout Fund, LP
500 Nyala Farm Rd.,            5,275,078 (1)       608,100 (4)         10.38%        969,793             .943%
Westport, CT, 06880              608,100 (4)       361,693 (5)
                                 361,693 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Pequot Master Mariner Fund,
LP                             3,401,038 (1)
500 Nyala Farm Rd.,              391,867 (4)       391,867 (4)          6.69%        624,932             6.08%
Westport, CT, 06880              233,065 (5)       233,065 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Delta Onshore, LP
900 3rd Ave, 5th Floor, New      430,911 (1)
York, NY, 10022                   64,000 (4)        64,000 (4)           .85%        102,063             0.78%
                                  38,063 (5)        38,063 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Delta Institutional, LP
900 3rd Ave, 5th Floor, New    2,477,926 (1)
York, NY, 10022                  368,000 (4)       368,000 (4)          4.87%        586,870             4.43%
                                 218,870 (5)       218,870 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Delta Offshore, Ltd.
900 3rd Ave, 5th Floor, New    3,231,796 (1)
York, NY, 10022                  480,000 (4)       480,000 (4)          6.36%        765,485            5.789%
                                 285,485 (5)       285,485 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------


                                       13


------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Delta Pleiades, LP
900 3rd Ave, 5th Floor, New      323,182 (1)
York, NY, 10022                   48,000 (4)        48,000 (4)          0.64%         76,547             0.58%
                                  28,547 (5)        28,547 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Stratford Partners, LP
237 Park Ave., Suite 900,      1,122,157 (1)
New York, NY, 10017              166,667 (4)       166,667 (4)           2.4%        265,792             2.01%
                                  99,125 (5)        99,125 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Sunrise Equity Partner, LP
641 Lexington Ave., 25th               0 (1)
Floor, New York, NY, 10022       128,000 (4)       128,000 (4)           0.4%        204,128             .360%
                                  76,128 (5)        76,128 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Bushido Capital Master Fund,
LP                               897,726 (1)
275 7th Ave, Suite 2000,         133,337 (4)       133,337 (4)          1.77%        212,636              1.6%
New York, NY, 10001               79,299 (5)        79,299 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Gamma Opportunity Capital
Partners, LP
605 Crescent Executive           876,726 (1)       133,337 (4)          1.72%        212,636            1.571%
Court, Suite 416,                133,337 (4)        79,299 (5)
Lake Mary, FL, 32746              79,299 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
DKR Soundshore Oasis Holding
Fund, Ltd.                       561,079 (1)
1281 East Main St.,               83,333 (4)        83,333 (4)           1.1%        132,894             1.00%
Stamford, CT, 06902               49,561 (5)        49,561 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
RCI 2, Ltd.
c/o Jonathan Segal
The Metropole, Roseville         224,431 (1)        33,333 (4)           .44%         53,157              .40%
St., St. Helier, Jersey,          33,333 (4)        19,824 (5)
Channel Islands, U.K., JE1        19,824 (5)
4HE
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Marc S. Blank
18930 Pinehurst Rd., Bend,       214,600 (1)
OR, 97701                         32,000 (4)        32,000 (4)           .42%         51,031              .38%
                                  19,031 (5)        19,031 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Richard Molinksy
51 Lords Highway East,           215,453 (1)
Weston, CT, 06883                 32,000 (4)        32,000 (4)           .42%         51,031              .39%
                                  19,031 (5)        19,031 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------


                                       14


------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Richard & Bernadette
Potapchuck                       215,453 (1)
9 W 57th St, 27th Floor, New      32,000 (4)        32,000  4)           .42%         51,031              .39%
York, NY, 10019                   19,031 (5)        19,031 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
ACT Partners, LP
992 Old Eagle School Rd.         215,453 (1)
Suite 915, Wayne, PA 19087        32,000 (4)        32,000 (4)           .42%         51,031              .39%
                                  19,031 (5)        19,031 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Rodd Friedman
12 S. Main St., Suite 203,
Norwalk, CT, 06854               107,726 (1)        16,000 (4)           .21%         25,515              .19%
                                  16,000 (4)         9,515 (5)
                                   9,515 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Atlantic Business Services,
LP                               107,726 (1)
4 Station Rd, Norton              16,000 (4)        16,000 (4)           .21%         25,515              .19%
Fitzwarren, Taunton,               9,515 (5)         9,515 (5)
Somerset, TA2 6RF
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Richard Dickey
330 Madison Ave.,                 53,862 (1)
NY, NY, 10017                      8,000 (4)         8,000 (4)           .11%         12,757               .1%
                                   4,757 (5)         4,757 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Zatar Trust
515 Madison Ave                  215,453 (1)
41st Floor                        32,000 (4)        32,000 (4)           .42%         51,031              .39%
NY, NY 10022                      19,031 (5)        19,031 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Cindy Dolgin
515 Madison Ave                  161,589 (1)
41st Floor                        24,000 (4)        24,000 (4)           .32%         38,273              .29%
NY, NY 10022                      14,273 (5)        14,273 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Peter Janssen
515 Madison Ave                  125,681 (1)
41st Floor                        18,666 (4)        18,666 (4)           .25%         29,766              .22%
NY, NY 10022                      11,100 (5)        11,100 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Michael Rosenberg
515 Madison Ave, 41st Fl.         53,862 (1)
NY, NY 10022                       8,000 (4)        16,000 (4)           .11%         20,757               .1%
                                   4,757 (5)         4,757 (5)
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------


                                       15


------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Indigo Ventures
780 Third Ave., Ste. #1
Ronkankoma, NY 11799             470,944 (4)       470,944 (4)           .93%        470,944              .84%
Attn: E. Brackfeld
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
I Q Ventures
515 Madison Avenue
41St Floor                         6,789 (4)         6,789 (4)           .01%          6,789              .01%
N Y, N Y 10022
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------
Totals                            31,205,861       5,112,153           61.39%        5,112,153           55.8%
------------------------------ ---------------- ---------------- ---------------- ----------------- ----------------


(1) This amount consists of shares of common stock held by the Selling Shareholder , and the total number of shares of common stock to be issued to the Selling Shareholder upon exercise of warrants. The total number of warrants issued to the Selling Shareholder are listed by footnote number (4). This amount does not include the penalty shares issued to the Selling Shareholder which are listed by footnote number
         (5).

(2) Assumes that the Selling Stockholder will sell all the shares being registered under this Form SB-2/A Registration Statement. Please note that only the shares consist only of the shares underlying the outstanding warrants and the penalty shares are being registered pursuant to this form SB-2.

(3) Assumes that the Selling Stockholder does not sell any of his, hers or its prior holdings and the Selling Stockholders only sell his, hers or its shares obtained upon the exercise of warrants and any penalty shares.

(4) Shares of common stock to be issued upon the exercise of warrants, which shares are being registered pursuant to this Form SB-2.

(5) Represents the number of penalty shares of common stock issued to the Selling Shareholders, which shares are being registered pursuant to this Form SB-2.


                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the Selling Stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may offer their shares from time to time pursuant to one or more of the following methods:

         o on the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

         o one or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        in public or privately-negotiated transactions;

         o        through the writing of options on the shares;

         o through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

         o an exchange distribution in accordance with the rules of an exchange;

         o        through agents;

         o through market sales, both long or short, to the extent permitted under the federal securities laws; or

         o        in any combination of these methods.

The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to the prevailing market price;

         o        at negotiated prices; or

         o any other prices as the selling stockholder may determine from time to time.

In connection with distributions of the shares or otherwise, the Selling Stockholders may:

         o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         o sell the shares short and redeliver the shares to close out such short positions;

         o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         o        pledge   shares  to  a   broker-dealer   or  other   financial
                  institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A selling stockholder may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

The shares may also be sold pursuant to Rule 144 under the securities act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares during any three-month period not exceeding certain limitations. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Stockholders if they do not exercise or convert the common stock equivalents that they own. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the securities act or the exchange act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the securities act.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the Selling Stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the Selling Stockholders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

         o        the number of shares being offered;

         o the terms of the offering, including the name of any selling stockholder, underwriter, broker, dealer or agent;

         o        the purchase price paid by any underwriter;

         o        any discount, commission and other underwriter compensation;

         o any discount, commission or concession allowed or reallowed or paid to any dealer;

         o        the proposed selling price to the public; and

         o        other facts material to the transaction.

We will also file such agreement or agreements. In addition, if we are notified by the Selling Stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under the exchange act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the selling stockholder's counsel.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144 of the securities act and the date that all of the shares registered for sale under this prospectus have been sold.

We have agreed to indemnify the Selling Stockholders, or their respective transferees or assignees, against certain liabilities, including liabilities under the securities act, or to contribute to payments that the Selling
Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.


                                LEGAL PROCEEDINGS

Neither any of our directors, executive officers or control persons have not been involved in any of the following events during the past five years:

         1. Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within the two years prior to that time;

         2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         3. Being subject to any order , judgment , or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

         4. Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.


                                   MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:

NAME OF INDIVIDUAL      AGE      POSITION WITH EGMI AND SUBSIDIARIES
------------------      ---      -----------------------------------

Lee J. Cole             46       President and Chief Executive Officer
Linden Boyne            64       Chief Financial Officer, Director and Secretary
Gordon McNally          64       Director
Daniel Kane             58       Senior Vice-President Gaming
Roger Holdom            43       Senior Vice President Marketing

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors or regarding their position with the Company.

LEE J COLE, DIRECTOR AND ACTING CEO. Lee Cole has extensive experience in technology growth companies and the venture capital markets. Lee has been a principal of Tech Capital Group, a technology consulting and investment firm with stakes in private and public information and healthcare technology companies since 1998. Lee Cole is also a Director of Enhance Biotech, Inc., since June 2004, Advance Nanotech, Inc., since October 4, 2004, Neuro
Bioscience, Inc., since November 14, 2002, and Gardant Pharmaceuticals, Inc., since September 23, 2004.

LINDEN J BOYNE, CFO, SECRETARY AND DIRECTOR. Linden Boyne joined NSS Newsagents plc in 1973 as a Regional Manager in charge of 220 stores. He was subsequently appointed to the Board in 1978 and became Retail Managing Director in 1990 with responsibility for 550 branches. He resigned in 1991 when the company was acquired. He was an independent company consultant from 1992 to 1999. Mr. Boyne has been employed by Sterling FCS Ltd since January 2003. Prior to that, he was employed as a Director of Ci4net Limited from 1999 to 2002. He has been a Director of Gardant Pharmaceuticals, Inc, since September 23, 2004, the corporate Secretary of Innovate Oncology, Inc., since October 1, 2004 and the corporate Secretary of Anvet Pharma, Inc., since March 15, 2005.

GORDON MCNALLY. Mr. NcNally is a self employed inventor and gaming consultant who has won awards in the gaming industry for innovative products, including the world's first automatic roulette machine. He was the joint creator of the EGC Gamecard. He has a number of other successful inventions to his credit, in particular the casting of magnesium mouldings for motor racing wheels. He has a life time's inventive experience covering photo-electronics, and mechanical and electronic engineering. Mr Mcnally was appointed a Director of the Company in February, 2006.

DANIEL KANE, SENIOR VICE PRESIDENT OF GAMING. As Senior Vice President Gaming, Daniel is responsible for worldwide marketing and sales activities of Electronic Game Card Inc to the Lottery and International Gaming industries. Mr. Kane has 15 years experience in the lottery business commencing with one of the major U.S. instant ticket printers; later became VP Marketing & Sales for the Louisiana Lottery Corporation where he was responsible for instant ticket sales directing a 100 strong sales team. In 1995 he assumed responsibility for marketing of both the instant and on-line games for the Camelot Group (the UK national lottery operator) including Camelot's television game show relationship with the BBC. Subsequently he became one of the founding members of Camelot International, a subsidiary created by Camelot's shareholders to offer lottery operational expertise to lotteries and companies in other countries. His work took him to Eastern Europe, the Middle East, Asia, South America and the Caribbean. Prior to joining EGC in 2002 he consulted to a number of lotteries worldwide.

ROGER HOLDOM, SENIOR VICE PRESIDENT MARKETING. Mr. Holdom has held senior positions in the broadcasting, communications and marketing industries before moving into the areas of venture capital for new ventures and early stage corporate finance. Mr. Holdom received his MA degree in Marketing from Bedfordshire University in 2002 and his MBA from London Metropolitan University in 1999. He began his career in media marketing and sales management where he worked in various capacities until he joined the British Broadcasting Corporation and became responsible for marketing BBC Radio 2. In 2000 he moved to Discovery Networks Europe responsible for distribution agreements across Europe. Since then, Mr. Holdom has been a consultant and started working with the Company in April 2005. Mr. Holdom was instrumental in the revitalization of consumer brands, which, in several instances, caused them to become number one in their markets. He also led business development groups that identified and contracted distribution partnerships that generated multi-million dollar revenues across Europe.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock, as of December 31, 2006 by (i) each person whom we know to beneficially own 5% or more of the common stock, (ii) each of our directors, (iii) each person listed on the Summary Compensation Table set forth under "Executive Compensation" and (iv) all of our directors and executive officers. The number of shares of common stock beneficially owned by each stockholder is determined in accordance with the rules of the Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder exercises sole or shared voting or investment power. The percentage ownership of the common stock, however, is based on the assumption, expressly required by the rules of the Commission, that only the person or entity whose ownership is being reported has converted or exercised common stock equivalents into shares of common stock; that is, shares underlying common stock equivalents are not included in calculations in the table below for any other purpose, including for the purpose of calculating the number of shares outstanding generally.

                                                        Percentage of           Percentage of
                                      Number of          Class Owned             Class Owned
NAME                                Shares Owned       Before Offering        After Offering (1)
----                                ------------       ---------------        ------------------

Lee J. Cole, Director               Nil                     Nil                     Nil
712 Fifth Avenue, 19th Fl.
New York, New York 10019

Linden Boyne, Director,             300,000 (3)             0.1%                    0.06%
CFO, Treasurer and Secretary
Aberfoyle, Green Lane
Blackwater, Camberley, Surrey
United Kingdom

H. McNally (4)                      1,947,791               4.0%                    3.8%
Fountain House
Park Street, London, W1


Pequot Scout Fund, LP (5)           2,861,349               6.5%                    5.6%
500 Nyala Farm Road,
Westport CT 06880

All officers and directors
as a group (3 persons)              2,350,001               4.1%                    3.9%

---------------
(1)      Assumes the issuance of all to the conversion of the Convertible notes
(2)      On January 31,  2006,  Mr.  Bentley  resigned  his  positions  with the
         Company.
(3)      Options awarded in the 2002 Equity Compensation Plan.
(4)      Spouse of Mr. Gordon McNally a Director
(5)      Ownership interest excess 5%



                            DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share, of which 26,846,799 shares were outstanding on December 31, 2006, All of the outstanding shares of common stock are fully paid and non-assessable.

VOTING RIGHTS. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

OTHER. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

TRANSFER AGENT. Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our common stock is Continental Stock Transfer 17 Battery Place New York, NY 10004.

DESCRIPTION OF PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company's Board of Directors from time to time. As of December 15, 2007, an aggregate total of 7,307,411 shares of our Series A Convertible Preferred Stock remained issued and outstanding and available for conversion in to common stock on a one to one basis. All of the outstanding shares of Series A Convertible Preferred Stock are fully paid and non-assessable

A true and correct copy of our "Certificate of Amendment to Articles of Incorporation of Electronic Game Card, Inc." (the "Amendment"), which was filed with and endorsed by the Nevada Secretary of State on October 31, 2006, is filed herewith as Exhibit 3.6.

In addition, filed herewith as Exhibit 3.7 is a true and correct copy of our "Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Electronic Game Card, Inc." which control the preferred stock.

Upon filing and acceptance/endorsement by the Nevada Secretary of State of the Certificate of Amendment, the preferred stock became immediately due the Selling Shareholders. The Company have issued the preferred stock to the Selling Shareholders at the conversion rate of $1.05 per share prior to the effective date of this Prospectus. Those shares of preferred stock are convertible into common stock at the conversion rate of one for one at the discretion of the stockholders. Any unconverted preferred stock will be repurchased by the company in April 2010. Notwithstanding the possibility that the preferred stock is not authorized, then the Selling Shareholders who purchased Convertible Notes have the option, at their discretion, to convert the Convertible Note directly into shares of Common Stock on an -as-converted-into-Series-A-Preferred Stock basis. However, in such instance, the Company is not required and will not issue Warrants pursuant to the Convertible Notes and no shares of Preferred Stock or Common Stock shall be issuable under those warrants.

However, with regard to the Warrants issued to the Placement Agents, the shares of common stock underlying those Warrants, namely 477,733 shares, will be registered and available for issuance if and when the Placement Agents exercise their Warrants. The exercise price for these Placement Agent Warrants is $1.85 per share. These shares underlying these warrants are being registered pursuant to this Registration Statement.

WARRANTS

As of December 15, 2007 there were outstanding warrants to purchase an aggregate of 2,888,667 of common stock, exercisable at $0.50 per share. In addition, we have issued 477,733 Placement Agent Warrants which are exercisable at the price of $1.85 per share for a period of 5 years. The shares underlying the Placement Agent Warrants are being registered and are available for issuance upon exercise by the Placement Agents.

We also have an additional 3,455,601 issued and outstanding warrants which were outstanding prior to the Private Placement of the Convertible Notes. The exercise price for these warrants range from $1.00 a share to $1.50 per share.

STOCK OPTIONS

We instituted a stock option plan for officers, key employees, consultants and advisors. The 2002 Equity Compensation Plan provided for options equivalent up to 10% of the then issued share capital of the company to be offered to such individuals by the Board. 565,067 of a total possible of 1,200,000 options have been distributed.

In January, 2007, the Company adopted the Electronic Game Card, Inc. 2007 Equity Compensation Plan. 4,000,000 shares are available for that plan. Currently 220,000 options have been issued, of which 1,550,000 are vested and available for exercise. Other than the 2002 Equity Compensation Plan and the 2007 Equity Compensation Plan no further stock option plans have been instituted.

TRANSFER AGENT

Our transfer agent is Continental Stock Transfer 17 Battery Place New York, NY 10004.

                                     EXPERTS

Our auditors are Mendoza, Berger LLP., certified public accountants. Our consolidated financial statements as at and for the year ended December 31, 2006 have been included in this prospectus and in the registration statement in reliance upon the report of Mendoza, Berger, LLP, and upon their authority, as experts in accounting and auditing.

Albright & Blum, P.C. , attorneys at law, has passed upon the validity of the securities being offered hereby. Albright & Blum, P.C.'s address is 17337 Ventura Boulevard, Suite 208 Encino, California 91316

Neither Mendoza, Berger, LLP nor Albright & Blum, P.C. were hired on a contingency basis. Further, neither was nor will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and its By-Laws contain provisions for indemnification of officers, directors, employees and agents of the Company. Our By-Laws require us to indemnify such persons to the full extent permitted by the Nevada General Corporation Law (Nev. Rev. Stat. Ann. sec.78.751 (1995)). Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to the best interests of the Company.

Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. Our By-Laws also provide that the Board of Directors may cause us to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We may seek to obtain directors' and officers' liability insurance upon completion of this registration. However, we have not determined whether to obtain such insurance.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.


                             DESCRIPTION OF BUSINESS

We are an emerging technology company. Our primary business focus is the development and sale of gaming products to the sales promotion and lottery industries.

We design and supply of an innovative "instant" win gaming device to the global lottery industry marketed under the name of Electronic GameCard(TM). The shape of a pocket GameCard is approximately the size of a credit card, operated electronically by touch, and incorporating a microchip and LCD screen showing numbers or icons. Secondary markets with considerable potential for the company's reward based games products are Indian Gaming, general gaming outlets like bingo halls and casinos and the sales promotions industry in the area of prize and competition products. We design these devices to play game types, formats and prize structures as required by our customers and are building a software library of generic games of popularly recognized themes.

The Electronic GameCard(TM) is a product that has been designed to be versatile and flexible in functionality, design, brand customizable, portable, and cost efficient in its potential markets. Electronic GameCards (TM) also include a random number generator and state of the art security features protecting both the consumer and the promoter. The Electronic GameCard(TM) weighs less than one half an ounce and is 3mm thick. The primary market for the GameCard product is the Lottery market followed by Indian Gaming, Casinos and general sales promotions. The Company received the requisite permission from the National Indian Gaming Council under Class II usage on June 24th, 2005 to market the product as both a promotional and revenue product.

We have applied for patent protection for the Electronic GameCard(TM) in the United States and internationally and have to date obtained authorization from the U. S. Patent Office which allows us to take preventative legal action against any potential imitators/infringers. The international searches associated with the process of examining the Company's patent applications continue and these searches, when complete, allow us to enter the next phase of the process for being granted a patent by the examiners in various jurisdictions. There is no fixed time period for the completion of the searches and the patent claims since territories are not similar and the completion of a patent search in one territory is not an indicator of the outcome of other patent searches in another territory. The company continues to work closely with our patent attorneys to ensure that we are applying the maximum resources to be granted the widest possible patent protection in all applicable jurisdictions as soon as possible. While this process continues the Company's patent attorneys are also vigilantly reviewing any recent patent applications that could infringe on the claims and rights which the Company has applied for in the granting of a patent for the Electronic GameCard (TM). The Company owns 100% of the share capital of Electronic Game Card, Ltd., a company incorporated under the laws of England, through its wholly owned U.S. subsidiary Electronic Game Card Marketing, Inc. (Delaware). Electronic Game Card Marketing Inc. is the marketing and sales operating division of Electronic Game Card Inc. in the USA which also owns and operates Electronic Game Card Marketing Ltd, as the UK and European marketing and sales division.

On October 12, 2004, the Company entered into a joint venture agreement with Scientific Games International, Inc. ("SciGames:), to exclusively market and promote the Company's Electronic Game Card product worldwide to national and state lotteries. SciGames purchased Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock, par value $0.001 per share of the Company for an aggregate purchase price of $1,085,797.50 pursuant to a subscription agreement dated October 12, 2004. At the closing, the Company contributed One Million Dollars ($1,000,000) to the joint venture. The closing was completed on November 12, 2004 when the funds cleared into the joint venture's account. The Company accounts for the investment in the joint venture under the equity method and holds a 50% interest in the joint venture. On April 27, 2007, the Company and SciGames mutually agreed to terminate their joint venture and entered into a separate License and Royalty agreement.

Corporate History

As described above, the Company was organized under the name The Fence Post, Inc. on June 26, 1981, under the laws of the State of Utah. Through a series of transactions, mergers and name changes, on November 14, 1997, the Company was merged with and into Quazon Corp., a newly formed Nevada corporation Quazon-Nevada, for the sole purpose of changing the Company's domicile from the State of Utah to the State of Nevada.

Eventually, Scientific Energy, Inc. entered into a Share Exchange dated November 19, 2003 with Electronic Game Card, Inc. ("EGC"), a Delaware Corporation having a principal place of business in New York City, New York. This transaction closed on December 5, 2003 whereby Scientific Energy, Inc. reverse split it's existing and issued outstanding shares on a 100:1 basis, then issued 12,696,595 new shares, constituting approximately 92% of the issued and outstanding common stock of the company, to the shareholders of EGMI and EGMI became a wholly owned operating subsidiary. The acquisition of EGC was considered to be a reverse merger and EGMI was the accounting acquirer.

On December 5, 2003 the Scientific Energy, Inc. changed its name to Electronic Game Card, Inc. (the "Company"), with Electronic Game Card, Inc. Delaware changing its name to Electronic Game Card Marketing, Inc. a Delaware corporation.

Government Regulations

The Company operates within the sales promotions, Federal and State lottery and gaming sectors which are regulated by various statutes. Within all the Company's international markets and trading areas there are also various regulatory details and statutes enforced on operators and promoters by national, state, county and local authorities. The Company sells complete lottery GameCards wholesale to approved agencies and other licensed lottery promoters, providers, and retailers. The promoters, providers, and retailers distribution and sale of lottery products to the public is highly regulated.

The GameCard is produced to the specification of the customer which is required to comply with the various regulations and statutes. Therefore the Company itself is not subject to the vigorous regulation and control as the licensed lottery promoters and retailers. While it is necessary for the Company to be aware of and consider these statutes and regulations, the technical standards and other legal requirements are provided to the Company by its customers. The Company's GameCards will be supplied only in accordance with applicable regulations. The regulations required by responsible government agency's and departments are specified to us by the purchaser. As a supplier to the lottery industry, the Company does not handle any public funds or does it have any responsibility beyond providing the pre-specified technically compliant product, the specifications for which will be set by the jurisdiction in which the purchaser operates.

While we are aware of some current regulatory provisions in some of our customers' markets and our technical department takes those regulations into consideration during development, we produce our product pursuant to our customers' requests. Should any product fail to meet regulatory requirements, the responsibility for such a failure will fall on our customers. We do not guarantee government regulatory compliance of our products.

In the United States, legislation, operational detail and management regulation of state lotteries is not subject to federal control. Each state government establishes its own laws and regulations regarding its own lottery. States determine the use of funds generated by that state's lottery and to a lesser extend Federal agencies, regulate how and where lottery tickets may be sold, by whom and the ages of sellers and purchasers of a lottery ticket. The laws and applicable approval processes for lottery cards must be conducted on a state by state or government agency by government agency basis. In each instance, the process must be satisfied by the lottery operator, our customer, and not by us.

In some jurisdictions the gaming or lottery commissions may approve every new lottery product or game price point. In other jurisdictions, the commissions may be limited to recommending price points with final approval by the Governor or Government Minister. The level of flexibility and discretion in regulatory detail in choosing and pricing a new lottery product is subject to statutes and is distinct to each new market approached by our customers for the introduction of the GameCard. Scientific Games, the Company's joint venture partner, has decades of experience with the individual state lotteries agencies, the specific regulatory structure that applies to these customers. Scientific Games is also active globally and the Company may draw on Scientific Game's professional and legal knowledge regarding regulations, compliance details and structure and the various states approval processes. Such knowledge, resources and understanding will assist us with our customer development and relations.

We understand that the regulations regarding charitable lotteries and charity gaming represent yet another compliance environment. Charitable lotteries may be subject to gaming legislations or statutory schemes designed for charities and to permit them to maximize revenue. Again, charitable lotteries regulations vary from state to state, as well as nation to nation. As previously mentioned our customers are the entities regulated by these statutes and we provide our GameCard product to them based on their specifications.

The regulations outlined above differ from the approval of the National Indian Gaming Council ("NIGC") for our GameCard as a Class II gaming product. The NIGC process for approval for the Indian Gaming market in the United States is a Federal Government and local approval process. The federal approval of the GameCard product by the NIGC applies to all Indian gaming operations in the United States. Upon federal approval, individual Indian gaming operations operate their own approval process for new products. Local Indian gaming approval is subject to the local tribe's administrative system. Approval can be extremely formal with a detailed review and process or it may controlled by tribal committees. However, as noted elsewhere, approval by the federal government, by the NIGC and the local tribes the responsibility of our customers, not us.

For sales promotions and free to enter drawings that are not within a gaming operation the regulatory framework varies market to market. Requirements range from stringent to lenient and are controlled by agencies as diverse as town councils to national governing bodies, including self regulating organizations. Self regulating bodies are created by an industry to regulate promotions and marketing within that industry. These national bodies have the ability, usually through extensive membership, to prohibit promotions, promotions techniques or promotions mechanics. If the body believes that the process or product will be detrimental to the promotion and marketing of the industry and alienate the public and bring the industry into disrepute, the body will prohibit use by the member. These self regulated organizations operate to ensure long term viability of the industry and to prevent the need for governmental intervention. Therefore these trade bodies aggressively maintain their standards to ensure their independence, while still operating within a regulatory structure, for the benefit of its members and the industry.

Our GameCard replicates existing game play structures found in established sales promotions, lottery and gaming mechanics, all of which have already been specified, licensed and/or approved by trade bodies. Therefore we believe that the impact of government regulations, existing or probable, on our products will be minimal. However, we do not intend to be complacent. We will work with regulators, joint venture associates, agents, trade bodies and customers in an effort to minimize the impact of existing and potential governmental regulation on the Company's products. We are unable to predict any changes that may occur in Federal or State laws regulating gaming. With the growth of State Lotteries, multi-state lotteries, Indian Gaming and gaming in general, we expect that further more stringent regulations will be adopted by various governments. We cannot guarantee that we will be able to satisfactorily respond to each change in specifications placed upon our customers by new regulations. We do not believe that new regulations will be universally and quickly adopted so as to affect, or eliminate, all our potential markets. However, we have absolutely no control over the regulating entities, whether governmental, tribal, local or private. Should gaming and sales promotions activities be prohibited in any jurisdiction, such prohibition would eliminate that market completely.

While the Company is not subject to the direct supervision or jurisdiction of any state, the Company's customers may be subject to the control of any number of states and their respective gaming commissions, gaming control boards, division of gaming enforcement, gaming control boards, and other gaming authority. The following is a brief discussion of some state regulations to which the Company's customers could be subject. The following discussions primarily address casino licensees. However, they are generally indicative of the level of regulation one could expect when entering state regulated "gaming markets."

KANSAS

Kansas statutes currently provide for the collection and allocation of revenue from three types of gambling: the Kansas Lottery, pari-mutuel wagering on dog and horse races, and charitable bingo. In addition, the state is reimbursed for certain expenditures made under provisions of the state-tribal gaming compacts which regulate Indian casino gaming. Slightly over 30 percent of state revenue from gambling is used to operate the state agencies charged with licensing, regulating, and conducting (in the case of the Kansas Lottery) legal gambling in Kansas.

In 1986, a constitutional amendment to provide for a state-owned lottery was approved by the voters of Kansas. The 1987 Kansas Legislature approved implementing legislation which created a new state agency, the Kansas Lottery, to operate the state lottery. The legislation also established a five member Lottery Commission to oversee the operation of the lottery; required that at least 45 percent of the money collected from ticket sales be awarded as prizes and at least 30 percent of the money collected be transferred to the State Gaming Revenues Fund (SGRF); exempted lottery tickets from the sales tax; and allowed liquor stores to sell lottery tickets.

Lottery revenues have been used for various purposes over the years. Most notably, transfers of lottery revenue were made to support statewide reappraisal in the 1980's. For a five-year period, transfers were made from the Lottery. The voters of Kansas approved a constitutional amendment in 1986 to authorize the operation of horse and dog racing by bona fide non-profit organizations and pari-mutuel wagering thereon. The following year the Legislature enacted implementing legislation, the Kansas Pari-mutuel Racing Act. (The Kansas Racing and Gaming Commission is made up of two separate agencies. The Racing Commission regulates parimutuel greyhound and horse racing; while the State Gaming Agency
(SGA) monitors the Native American casinos operating under the tribal state gaming compacts.)

A constitutional amendment was approved by the voters of Kansas in 1974 to authorize the operation and conduct of games of bingo by certain non-profit organizations. The groups must be bona fide non-profit religious, charitable, fraternal, educational, or veteran's organizations. The Legislature adopted implementing legislation the following year to regulate, license, and tax charitable bingo games.

In the mid-1990's, the State of Kansas and each of the four resident tribes in Kansas entered into tribal-state gaming compacts to permit Class III (casino) gaming at tribal casinos. In accordance with the federal Indian Gaming
Regulatory Act (IGRA), all four of the compacts approved by the Kansas Legislature in 1995 were forwarded to the Bureau of Indian Affairs and were approved. At the present time, all four resident tribes have opened and are operating a casino gaming facility.

IOWA

Iowa has long been a pioneer in legalized gambling. Besides a state lottery, the Iowa legislature allowed riverboat gambling in 1989 - the nation's first. The bill allows riverboats along the Mississippi and Missouri Rivers on the Iowa border. The first license was granted in 1990. Table games and slot machines were approved in Pari-Mutuel 1 facilities in 1983. Next, in December 2004 Racinos, a race track in Altoona, Iowa was approved. This was the first pari-mutuel facility in the USA to introduce slot machines to supplement revenues from track betting. Since this time several other states have also allowed Racinos.

Licensed casino gaming is a closely regulated industry in Iowa. In May of 1983, the Iowa Racing and Gaming Commission was created by the Pari-Mutuel Wagering Act to have full jurisdiction over and supervise all race meetings and gambling excursions. The Iowa Racing and Gaming Commission regulates the pari-mutuel dog and horse racing and riverboat gambling industries in Iowa.

The Commission adopts standards for the licensing of racing industry occupations, as well as standards for the operation of all race meetings and facilities. The Commission also adopts standards for the operation and licensing of excursion gambling boats. Funding for the Commission's operations is appropriated by the Iowa General Assembly and is reimbursed to the State's General Fund through license and admission fees.

NEVADA

In the State of Nevada gaming is subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and the Clark County Liquor and Gaming Licensing Board. The laws, regulations and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy that are concerned with, among other things:

         o the prevention of unsavoury or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

         o the establishment and maintenance of responsible accounting practices and procedures;

         o the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

         o providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities;

         o        the prevention of cheating and fraudulent practices; and

         o providing a source of state and local revenues through taxation and licensing fees.

Any change in such laws, regulations and procedures could have an adverse effect on our customers and therefore on our production and sales.

MICHIGAN

In the State of Michigan, the Michigan Gaming Control and Revenue Act subjects gaming to extensive state licensing and regulatory requirements. Michigan also authorizes local regulation of casino gaming facilities by the City of Detroit, provided that any such local ordinances regulating casino gaming are consistent with the Michigan Act and rules promulgated to implement it. The Michigan Board is granted extensive authority to conduct background investigations to determine the suitability of license applicants, affiliated companies, officers, directors, or managerial employees of applicants and affiliated companies and persons or entities holding a one percent or greater direct or indirect interest in an applicant or affiliated company. Any person who supplies goods or services to a licensee which are directly related to, used in connection with, or affect gaming, and any person who supplies other goods or services to a licensee on a regular and continuing basis, must obtain a supplier's license from the Michigan Board. Currently the Company does not have any customers in the State of Michigan. However, if the Company commences doing business with a licensee in the State of Michigan, the Company will take all steps necessary to comply with Michigan state requirements.

In that instance, an applicant must establish its suitability as to integrity, moral character and reputation, business plan, financial ability and experience, responsibility, and other criteria deemed appropriate by the Michigan Board. In addition, Michigan may impose substantial fines or forfeiture of assets upon licensees for violation of gaming or liquor laws or rules.

Michigan adopted administrative rules, which became effective on June 23, 1998, to implement the terms of the Michigan Act. Among other things, the rules impose more detailed substantive and procedural requirements with respect to gaming licensing and operations. Included are requirements regarding such things as licensing investigations and hearings, record keeping and retention, contracting, reports to the state's board, internal controls and accounting procedures, security and surveillance, extensions of credit, conduct of gaming, and transfers of ownership interests in licensed casinos. The rules also establish numerous procedures regarding licensing, disciplinary and other hearings, and similar matters.

MISSISSIPPI

Gaming operations, consisting primarily of casino facilities, in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission. The Mississippi Gaming Control Act (the "Mississippi Act") was enacted on June 29, 1990 and legalized dockside casino gaming in
Mississippi. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. Further, the Mississippi Gaming Commission adopted regulations in furtherance of the Mississippi Act which are also similar in many respects to the Nevada gaming regulations. The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to:

         o prevent unsavoury or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

         o establish and maintain responsible accounting practices and procedures;

         o maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission;

         o        prevent cheating and fraudulent practices;

         o provide a source of state and local revenues through taxation and licensing fees; and

         o ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi law or the regulations or the Mississippi Gaming Commission's interpretations thereof may limit or otherwise materially affect the types of gaming that may be conducted, and could have a material adverse effect on us and our Mississippi gaming operations.

Officers, directors and employees of an applicant (which would be our customer and not us) must be found suitable or be licensed by the Mississippi Gaming Commission. Also, any person having a material relationship or involvement with applicant may be required to be found suitable, in which case those persons must pay the costs and fees associated with the investigation.

NEW JERSEY

The ownership and operation of hotel-casino facilities and gaming activities in New Jersey are subject to extensive state regulation under the New Jersey Casino Control Act (the "New Jersey Act") and the regulations of the New Jersey Casino Control Commission (the "New Jersey Commission") and other applicable laws. The

New Jersey Act also established the New Jersey Division of Gaming Enforcement to investigate all license applications, enforce the provisions of the New Jersey Act and regulations and to prosecute all proceedings for violations of the New Jersey Act and regulations before the New Jersey Commission. In order to own or operate a hotel-casino property in New Jersey, a company must obtain a license or other approvals from the New Jersey Commission and obtain numerous other licenses, permits and approvals from other state as well as local governmental authorities.

The New Jersey Act and regulations concern primarily the good character, honesty, integrity and financial stability of licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations; financial and accounting practices used in connection with casino operations; rules of games, levels of supervision of games and methods of selling and redeeming chips; manner of granting credit, duration of credit and enforceability of gaming debts; and distribution of alcoholic beverages.

ILLINOIS

Gaming in Illinois is subject to extensive state regulation under the Illinois Gaming Board (the "Illinois Board"). These laws address riverboat gambling and gaming licensees. Illinois strictly regulates the facilities, persons, associations and practices related to gaming operations. It grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Illinois laws for the purpose of administering, regulating and enforcing the system of riverboat gaming. The number of gaming participants will be determined by the number of gaming positions available at any given time. Gaming positions are counted as follows:

         o positions for electronic gaming devices will be determined as 90% of the total number of devices available for play;

         o        craps  tables will be counted as having ten gaming  positions;
                  and

         o games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.

The Illinois Board requires that a "Key Person" of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board shall certify for each applicant for or holder of an owner's license each position, individual or Business Entity that is to be approved by the Board and maintain suitability as a Key Person.

With respect to an applicant or the holder of an owner's license, a Key Person shall include:

         o any business entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant and the trustee of any trust holding such ownership interest or voting rights;

         o the directors of the licensee or applicant and its chief executive officer, president and chief operating officer or their functional equivalents; and

         o all other individuals or business entities that, upon review of the applicant's or licensees table of organization, ownership and control the board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

Manufacturing Arrangements

We have an agreement with one of the largest manufacturers in China of pocket electronic goods including calculators, Tak Shun Technology Group Limited, capable of producing our product. The company is listed on the Hong Kong Stock Exchange and reported sales of HK$30 million and profits of approx HK$7 million. The agreement is subject to confidentiality on both sides. Currently Tak Shun is the only manufacturer used by the company. The relationship with Tak Shun is conducted through purchase orders ("P.O.'s") issued by the Company to Tak Shun, in response to the P.O.'s, Tak Shun invoices the Company. The P.O. - Invoice relationship calls for the Company to pay one third (1/3) of the P.O.-Invoice amount at such time as Tak Shun commences work on the project, with the remaining two thirds (2/3) payable upon delivery. The Company does not have an exclusive relationship with Tak Shun. Accordingly, the Company has the option to seek out and engage other manufacturers if it so desires.

SALES AND MARKETING

We have a joint venture agreement, which covers Sales and Marketing, with Scientific Games International (Nasdaq SGMS) a $3billion US corporation of very long standing being the largest supplier of instant lottery games in the world for many years. They hold 4.9% of the issued Common Stock of the Company. Our agreement provides that Scientific Games International (SGI) use their sales force to sell our product alongside their own products. SGI has contracts with their customers; of varying terms and length of duration. SGI generate sales for us under these contracts.

RESEARCH AND DEVELOPMENT

The Company employs staff and retains consultants to continue Research and Development into our existing products and new products that will be suitable for our markets. During fiscal 2006 and 2005, we spent $175,000 and $97,000 respectively, on research and development.

COMPETITION

Our management believes that there are currently no "directly comparable products" which compete with the GameCard in the lottery, Indian gaming or sales promotions markets. Therefore, the Company's management believes that it does not currently face any direct competition for its products. However, our product is complementary to, and could substitute for the paper scratch card used extensively in the lottery and sales promotion markets. These are produced and sold by many companies in many countries. The paper scratch cards represent competition in the "instant result" gaming market, but are distinctly dissimilar to the GameCard. Nevertheless, if any of the companies in the scratch card segment of this business were to develop an electronic product, they would become direct competitors.

Furthermore, some of these competitors have substantially greater financial, scientific, and human resources that the Company, and as a result they have greater research and development and marketing capabilities that we do. Should they enter the market, these competitors may then create a significant negative impact on our overall financial results.

EMPLOYEES

As of December 31, 2007, we have five (5) employees, all of which are full time.

LOTTERY MARKET

Lottery operators currently make use of paper scratch cards to give players an "instant" win or lose reward experience. Over the last several years, scratch cards have become increasingly large and complex to accommodate consumer demand for multiple plays and multiple chances to win.

The Electronic GameCard(TM) offers the potential to simplify the scratch card while giving the opportunity to raise the unit price and increase sales. Our product has been seen by some leaders in the lottery industry as potentially providing the next contemporary digital evolution of the scratch card, offering multiple plays and multiple chances to win in an entertaining and secure manner while using existing methods of distribution as with scratch cards. EGMI's Joint Venture agreement with Scientific Games resulted from the first consumer launch of the Electronic GameCards to the Iowa State lottery. The Iowa Lottery Quarter Play GameCard was launched on the 4th October, 2004. The Iowa lottery placed a re-order for a further 189,000 Quarter Play GameCards for delivery in April 2005 and has agreed to place orders for over 500,000 GameCards in total to be delivered during 2005. This order and an order to the Kansas States Lottery for 120,000 GameCards was delayed due to further product development but were delivered in 2006.

INDIAN GAMING MARKET

The Indian Gaming on Native American Tribal Lands covers parts of 28 States within the United States of America and represents a significant portion of the total gaming industry. The Company has received a legal opinion from the National Indian Gaming Commission ("NIGC") that the Electronic GameCard(TM) is a Class II devise under IGRA (Indian Gaming Regulatory Act). The Class II designation is significant because it exempts the Company from becoming subject to the state license procedures and requirements. A copy of that June 24, 2005 opinion letter from the NIGC is filed herewith as Exhibit 99.1.


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


The NIGC opinion letter refers to Version 1 of the Electronic GameCard(TM) and then Version 2. The General Counsel then places these product versions in different gaming classifications of NIGC regulations, namely Class III and Class II respectively. The difference in the NIGC classifications is as follows:

         o NIGC Class II gaming regulations refer to bingo, when played in the same location as bingo, pull tabs, lotto, punch boards, tip jars, instant bingo, and other games similar to bingo, and non-house banked card games authorized by or not explicitly prohibited by the state in which the tribal operation is located;

         o NIGC Class III gaming regulations refer to, but are not limited to the following; baccarat, chemin de fer, blackjack, slot machines, and electronic or electromechanical facsimiles of any game;

         o The broad difference is that Class II classified products are physical played games like the checking of a bingo card or the pulling of the pull-tab. Whereas Class III products are electronic or electro-mechanical facsimiles of any game of chance; and,

         o Version 1 of the GameCard submitted to NIGC was purely an Electronic GameCard(TM) that could only be played by activating the electronic circuit. Therefore, the Electronic GameCard(TM) was classified as a Class III gaming product,

EGMI was advised that the application of a scratch panel to the electronic GameCard, which would allow the physical playing of the game card, could change the NIGC classification. The application of a scratch panel would then define the electronic display as an alternative means of play that is just a technologic aid.

A scratch  panel was applied to the  GameCard  for  Version 2 of the  Electronic
GameCard(TM) that was then sent to the NIGC General Counsel. NIGC then classified the scratch panel Electronic GameCard(TM) as an NIGC Class II gaming product. Class II is the appropriate classification because the Electronic GameCard(TM) with a scratch panel is now physically played like a pull tab with no need to activate the electronic circuit or to play the electronic version of the game while being able to reach the end of the game and rewards payout, if any.

Throughout this classification discussion EGMI worked closely with NIGC's General Counsel on the GameCards classification. The General Council, under NIGC regulations, provides advisory opinions to gaming product developers as to whether any product would be likely to be classified in Class II or Class III.

SALES PROMOTION MARKET

The sales promotion prize and competition market is one in which the promoter (usually a well known brand like the MGM Grand Detroit) must not be seen to obtain money for entry and where no purchase is necessary in order not to fall under the laws by which lotteries are regulated our Electronic GameCards(TM) can be applied to a broad range of potential promotional opportunities.

During 2004 management concluded that it was too time consuming and only profitable in respect of large volume orders of over 250,000 GameCard units to customize the games. Consequently a new strategy of storing parts of generic games was adopted so as to be able to deliver smaller quantities more rapidly with improved cost efficiency. Since the pricing and delivery times of the GameCards have caused potential customers to reconsider their purchase of our products, our new product strategy is designed to address this concern.


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


PRODUCTS

The Electronic GameCard was developed by us over the last three (3) years. We invested significant time and capital into its development to produce an end product that met the size and technical specifications required for its end users while at the same time maintaining a reasonable price point.

The standard Electronic GameCard is the size and shape of a credit card, incorporating a proprietary PCB design, a long life battery, LCD screen, a microprocessor and random number generator in a thin (approximately 3 mm) rigid sandwich construction encased in plastic. On one side there is a security tag to activate the device, and on the play area touch sensitive buttons are used to start and to play each game by putting the numbers or icons on the display in motion. LCD designs may incorporate alphanumerics or icons to allow for games to carry brands logos and symbols or various game formats, and game units may also incorporate a counter display allowing for accumulator or incentive points to be awarded. An Electronic GameCard can also contain sound, for example to play a jingle or give a win alert. A win may be determined by a number of means; for example by matching the LCD display to printed numbers or symbols on the card itself, or shown elsewhere, such as in a newspaper, television commercial, in-store, or via some other venue or medium. The game may also be set to play over given time periods so extending its play value.

The Electronic GameCard is flexible enough to allow for any number of plays according to the promoters requirements. The Electronic GameCard may be produced to a generic design or application as directed by the Company. Alternatively, it may be customized to various designs and applications chosen by our customers. Security features to identify multiple prize levels in a single game are incorporated in the software. Additional security, such as that currently used in the production and identification of individual scratch cards, can be printed or otherwise ineradicably inscribed on the reverse of each game unit, as can the rules of play or other identifying mediums such as bar codes.

Our corporate executive team has many years of commercial operating experience.

SUPPLIERS

Our principal suppliers are the manufacturers of the Electronic GameCard with whom we have contractual agreements designed to ensure quality control, security, competitive pricing and on time delivery. These include packaging arrangements. Our largest supplier is Tak Shun Technology Group ("Tak Shun") based in Hong Kong which is the manufacturer of our EGMI GameCard. Our other suppliers are software specialists, independent quality control advisors, game designers, and artwork designers.

INDUSTRY

Our Electronic GameCard is a unique product that we believe will generate demand across several different industries. Initially, we have narrowed our sales and development focus on the following industries:

LOTTERIES/SALES PROMOTIONS

Both the lottery and sales promotion industries currently make use of scratch cards, otherwise known as "instants". The "instant" market currently attracts approximately one fifth (twenty two percent (22%)) of total worldwide lottery gaming revenue of $140 billion, according to the Casino and Gaming Market Research Handbook. The "sales promotional items" market overall in the USA is in the region of $220 billion worldwide. Of this, "prize and competition items" are a $42 billion market. In the lottery market, a purchase is made (i.e. a lottery ticket), whereas a normal sales promotion consists of a "free" inducement to obtain a free prize of a product or service of the promoter.

The lottery and sales promotion industries have progressed by means of technology changes whether by demand or invention. Two major principal changes included (1) the advent of security printing techniques for scratch cards some 35 years ago, allowing the excitement of an "instant" win for the player, and
(2) the increasing installation of high security online terminal networks for lottery sales over the last twenty years allowing for massively increased individual prize wins.


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


LOTTERY MARKET

There are approximately 220 lotteries in the world, either state owned and operated as in the United States of America, or state licensed as for example in the United Kingdom and in France. Total lottery sales in the United States increased by six percent (6%) from 2002 to 2003. Of this increase, seventy six percent (76%) was accounted for by "instant" sales against online sales. Of "instants" (i.e. scratch cards), the upscale category with $10 plus price points led with a sixty one percent (61%) increase, followed by $7 tickets with a twenty two percent (22%) increase, demonstrating their demand over $2 tickets at five percent (5%). In the United States especially, state authorities depend, to a substantial degree, on lottery revenues from all sources including the sale of "instant" scratch cards to support local essential services such as education and health.

Seventy eight percent (78%) of total lottery sales in the North American and European markets are obtained through networked online terminals at specially equipped retail outlets at a cost of several thousand dollars per installation. These installations continue to increase slowly although a maximum saturation point of economic return is getting closer. However, in many countries ticket sales are still made by way of scratch cards which are only sold through various types of retail outlets. This process works because security is assured by the sophisticated printing techniques used to identify winning tickets. The "instant" market where the excitement of a potential win can be identified immediately after purchase, is the main compelling feature of scratch cards.

The industry trend over the past few years in the United States has moved continuously towards creating the means to obtain a higher price point for tickets which in effect is made possible only by giving extended play opportunity to the consumer. However there is a point at which the number of scratch off panels on a sheet of scratch cards becomes overwhelming and unamusing to the consumer. Further, there are few scratch cards which carry more than ten scratch off panels or are priced at over $10 per card. Changes in the gaming laws, such as permitting an increase in the selling price of tickets, are providing for greater acceptance and use of lotteries by governments and the public. Consequently, these changes provide a suitable industry entry point for our Electronic GameCards. We view this as an opportunistic opening for sales of our Electronic GameCards and their ability to play an unlimited amount of game plays at a price point already proven to be acceptable by consumers and regulators.

Although lotteries outside the United States have not yet moved to similarly high price points, it is likely that in time they will be legally permitted to follow the examples found in the United States. Recently the United Kingdom's sole national lottery operator, Camelot, moved its price point from $4.50 to $7.50 for scratch cards. Since their introduction in 1995, Camelot has, on average, produced 11 different scratch card editions a year. Upswings in sales coincide with new game formats demonstrating a market that is responsive to novel variations of design, which variation requirements can be satisfied by the adaptability of the EGMI GameCard.

SALES PROMOTIONS

The overall global sales promotion market consist of various types and are growing and discerning markets totaling approximately $500 billion worldwide. Up until about ten years ago the common model was to run promotions in house through a large corporation's marketing department. These departments devised promotions, direct marketing programs and promotional materials direct from manufacturers, or from other distributors, and used special consultants on a project by project basis. Recently most of the larger brands have moved to a more traditional marketing services business model such as a full service agency offering strategy, design and creative work, implementation, fulfillment and management.

The  emergence of agencies  owned by  international  advertising  groups,  which include planning and creative departments, reflects the increasing sophistication of technology driven innovation, which is coupled with the ability to deliver projects in shorter lead times. A majority of marketing firms now take responsibility for guiding a product from concept to final sales. Even so, the roles of the manufacturer, sales agent, distributor, sales promotion agency and marketing department can often be found performing a cross section of these functions.

For definition purposes, "sales promotions" are typically found at outlets such as gas stations or in direct mail shots where entry to competitions, free gifts or loyalty points are given against purchases. In some cases, and in some countries , prizes such as cars, travel packages or household goods may be awarded. Similar schemes are widely used in supermarkets and in the sale of beverages. Gas, food, alcohol and tobacco products are the dominant markets for sales promotions worldwide. However, financial services, including banks and credit card companies, are also in the business of attracting customer by similar means. Million dollar prizes are frequently given away in a single


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


scratch card promotion, either across the board or as single individual prizes. Newspapers and magazines offer prize competitions and free promotional items such as music CD's to attract purchasers. Recessionary economic times may also favor sweepstakes and comparable products since they are "a fixed cost tactic that reduces budget risk, yet still provides promotion excitement and merchandising thematics".

Other   potential   users  of  sales  promotion  items  and  "free"  prizes  and competitions are:

         o Newspaper competitions to increase market share and boost advertising revenue

         o        Sports  for  loyalty  and  membership   use  (e.g.   football,
                  baseball, racing, Formula 1)

         o        Financial services for loyalty and registration promotions

         o        Food and restaurants chains to attract frequent users

         o        Corporate   presentation  as  gifts  for  brand  promotion  by
                  corporations to customers or staff

         o Casinos for souvenir gift, promotional and "free competitions" purposes

CASINOS

Casinos provide a potential market for Electronic GameCards as a sales promotion device in the terms described above. Also Casinos may provide a market in which the GameCards may be sold to casino customers in the same manner as Electronic GameCards are sold to lottery customers.

To do so requires legal permission in the USA and most other countries worldwide, and in the case of the US Tribal Indian Casinos are allowed to sell certain products in the casino premises under a Class II classification from the National Indian Gaming Council (NIGC). EGMI have applied and been awarded such classification by the NIGC for its GameCards.

SALES & MARKETING STRATEGY

We currently have sales offices in London and New York. Our sales team has relevant experience in their appropriate markets In addition to our current and planned sales team, we are also working closely with strategic joint venture partners to distribute our products.

SCIENTIFIC GAMES. Scientific Games International Inc (SGI) is the world's largest supplier of instant tickets and scratch cards to lotteries, supplying over seventy percent (70%) of the world market. In May 2003 we signed a five year exclusive distributorship with Scientific Games for the marketing and distribution of our EGMI GameCard to the United States lottery market which was superceded by a joint venture Agreement in October 2004 which gave EGMI and Scientific Games an equal share of the profits from the sales of EGMI GameCards and brought about a closer commercial relationship. At the same time as the Agreement SGI took up an option to acquire 10% of the EGMI common stock then in issue. We believe the Agreement with Scientific Games is a compelling testament to the interest level in our EGMI GameCard, and will increase visibility and credibility in our products throughout all of our markets. The resources of Scientific Games International as our sole lottery distributor are very substantial and will ensure that our EGMI GameCard product is shown at all major lottery conventions and trade shows around the world.

COMPETITION

While we believe there to be no existing direct competitor offering an electronic game card product, our competition includes other "instant" prize reward products, such as paper scratch cards. Scratch card sales are a fully developed market and we will be competing to obtain market share from scratch cards. We believe, though, that our product is a unique offering and does not compare directly in price or usage and is most likely to be seen as a complementary rather than a competitive product. In the lottery industry our product is positioned as a novel and unique higher price point ticket item with a better perceived entertainment and game play value than can be obtained from a multiple scratch card. Scientific Games with whom we have recently completed an exclusive worldwide sales and marketing five year Agreement, are the largest supplier of scratch cards and instant tickets to the United States and


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


international lottery industry, and are on public record in stating they have expectations of our EGMI GameCard product as an exciting means to expand sales overall and to attract new lottery business.

In the sales promotion industry, we will compete at a level with items such as giveaway compact disks or similar promotional products. Our Electronic GameCard provides a novel choice for sales promotions agencies to offer to their clients. Neither they nor scratch card security printers are likely to have the volume manufacturing capabilities or resource of technology skills to enter the same field with an electronic device such as our Electronic GameCard on a competitive basis.

Manufacturers who are able to make similar electronic devices will find obstacles in imitating our EGMI GameCard from both the protection of its intellectual property components and the effectiveness of its design. We also hold an exclusive contract with our manufacturing partners, and others may not have the capability for low cost and reliable volume production. Additionally insurers to this marketplace are few and will only warrant prize wins against tried and tested products to which they are party. Exclusive long term distribution agreements with major suppliers to the industry may also limit entry to this market from potential competitors.

Competition may come over a period of three years or so from other technology advances such as that from cell phones or wireless Internet appliances. These, although mooted regularly, are still awaiting efficient widespread broadband networks, and security issues such as proof of use or payment that are vital issues for the lottery industry. Internet gaming or lottery sales by these means are currently prohibited in the United States and will continue to be so for some time, but this prohibition does not preclude sales promotions where no purchase or entry fee is necessary. Games do exist now on cell phones currently using SMS messaging, but they are unreliable, give few rewards and are mainly used by youngsters tolerant of time consuming text messaging.

BARRIERS TO ENTRY AND RISK

The lottery industry is a mature and relatively closed industry with a handful of major suppliers, nevertheless requiring new products over time to retain interest and sales. Our EGMI GameCard has received a good reception as the first item for many years to appear alongside the dated existing products in this market. Despite good results from sales to the public in Kansas and Iowa it may be too early to say how the public in other states may be enthused the GameCards to the extent of their success in Iowa and Kansas or to what extent they will be approved by other states for sale to the public.

Although generally aware of current gaming laws, we have not investigated the specific laws of each nation or state which ultimately is the responsibility and liability of the promoters themselves. In the case of lotteries, our sole role is a supplier of a hardware capable of delivering a game format for the promoter's specialized requirements for which the promoter is primarily responsible.

We are reasonably confident from enquiries within industry sources that the sale of our Electronic GameCards to licensed gaming entities, such as lotteries, will for the most part fall into the same category and regulations as scratch cards which they resemble in law. The lawful requirements for "non purchase" sales promotions are less stringent, but these too are the responsibility of the promoter. Our product is familiar to a public acquainted with slot machines or scratch cards to which our Electronic GameCard bears resemblance.

INTELLECTUAL PROPERTY

We have intellectual property in the form of patent applications and copyright on which it has been advised by our attorneys there is no prior art. We regard substantial elements of our product offering as proprietary and believe that we are protected by intellectual property rights including patent applications, trademark and trade secret laws, copyright, and contractual restrictions on their use by licensees and others. Although from time to time we may apply for registration of our trademarks, service marks, and copyrights with the appropriate United Kingdom and European agencies, we do not rely solely on such registrations for the protection of these intellectual property rights. We also enter into confidentiality agreements with our consultants, manufacturers and distributors, and with third parties in connection with our business operations and services offerings. These agreements generally seek to control access to, and distribution of, our technology, documentation, and other confidential information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use or disclose to others our confidential information without authorization or to develop similar technology independently.


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


Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the intellectual property rights of others. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hyper-text links to Web sites operated by third parties. Moreover, from time to time, we may be subject to claims of alleged infringement by us or our subscribers of the trademarks, service marks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our intellectual property rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, results of operations and financial condition.

LEGAL ENVIRONMENT AND INSURANCE

Outsourced legal advisors in the United States and Europe advise us in our manufacturing and agency agreements. Specialists in gaming laws also advise us on the legality of the use of electronic games cards. Our trademarks, logos, copyrights, patents, etc. that are currently not registered will be registered through suitable international attorneys.

Insurance of prize promotions against prize redemption liability will be taken out and paid for by customers and their clients on their own behalf, either through our partner insurance agents or their own insurers. Manufacturers are liable for faulty product or failure to deliver on time. We have developed relationships with insurers to take out additional product liability, freight, errors and omissions, and directors' liability insurance, and where necessary to provide adequate protection at a cost which is compatible with the economic cost of its product.

EMPLOYEES

We currently have seven full time employees. In addition to this staff, we employ the services of several specialist independent contractors for game design, software support, artwork and quality control. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. All employees have contracts of employment with Electronic Game Card Inc or Limited or Electronic Game Card Marketing, Inc.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Statements contained in this annual report on Form 10-KSB, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in "Risk Factors" below and elsewhere in this Annual Report on Form 10-KSB. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Company Overview

Electronic Game Card, Inc. (referred to as "EGC", "us", "we" or "Company") is a supplier of innovative games to the lottery and promotional industry worldwide. Our lead product is the EGC GameCard, a proprietary credit card-sized pocket game combining interactive capability with "instant win" excitement.

Electronic Game Card, Inc (EGC) is an emerging international corporation developing reward based games for the lottery, casino and sales promotions and incentive markets. EGC's core product is the Electronic GameCard, a unique and innovative proprietary technology platform, with patents pending worldwide. The GameCard is a credit card size digital device with an LCD window, touch pad controls and microchip, allowing for many game formats to be programed to suit a variety of applications in several industry sectors. In the Lottery market the GameCard is suited to complement scratch cards in the "instant" win lottery market place worth over $35 billion worldwide. In October, 2004 EGC completed a joint venture agreement with Scientific Games International (SciGames) the worlds largest vendor of "instant" Games to state and national Lotteries, at which time SciGames purchased 10% of the common equity stock of Electronic Game Card, Inc.

EGC also promotes its GameCards to the sales promotion market as an incentive or loyalty sales promotion tool to be given away by the brand promoter to the consumer with prizes given as rewards for winning simple fun games designed specially for the brand. The prize and competitions market in the USA alone is worth $42 Billion a year. A new and exciting sector into which EGC believes it will be able to sell GameCards is selected areas of the casino market for re-sale to the public as a gaming device in which blackjack, poker, bingo or similar games may be played. In the US this will need permission from the authorities to sell in Indian Casinos, which permission is anticipated shortly. In non Indian casinos in the US GameCards will only be allowed as promotional tools and not for sale to the public. In other areas of the world however re-sale is permitted and EGC expects to start marketing its range of game formats as soon as they are developed during the year. EGC also intends to leverage its gaming skill sets to the wider market place anticipated from rapidly expanding areas of digital communications offering reward based games opportunities. To this end the company has purchased a small shareholding interest (3%) in DG2L, an interactive television set top box (STB) manufacturer and in February 2005 set up a division to investigate opportunities in mobile phones.

Plan of Operations

During 2006 the Company expanded its volume production of the Electronic GameCards. This necessitated the cost effective and secure design of GameCards from the manufacturers, involving quality control practices of an extremely high level. The Company marketed the Electronic GameCards during 2006 both directly and in conjunction with Scientific Games International, Inc through the joint venture in October 2004 for the exclusive global distribution of Electronic GameCards to the lottery industry.In April 2004 we opened a New York sales office to deal directly with specialist agencies in the sales promotion market in the United States. The Company maintains its European base in London, United Kingdom. The Company staffs each of these offices with sufficient sales and marketing personnel to address their respective markets.

Staff are responsible for either selling the GameCards direct in the case of sale promotion products or in the case of lotteries an exclusive Joint Venture agreement signed in October 2004 (see below) allows for joint management of the lottery business with sales conducted by the sales personnel of Scientific Games International. The JV allows for the joint sharing of profits equally between Scientific Games and the Company.

We market our products through sale teams in the US and the UK. We currently have sales offices or outlets in New York and London (U.K.). Our sales team has relevant experience in their appropriate markets. In addition to our sales team, we are also working with a small number of strategic partners to distribute our products for a specific market type or geographic territory.During 2004 a market not previously envisioned by the Company appeared in Indian Gaming. This market appertains solely to the sale of GameCards as gaming devices directly to the public in casinos and reservations owned and operated by Indian Tribes in the USA. The Company has received Class II classification for its products from the National Indian Gaming Council (NIGC). Management estimates that overall size of the Indian Gaming market is approximately $18 billion.

Product Development

The company has a continuous program of product development comprising improvement of existing designs and additions to the suite of games currently on offer to clients. Game design is divided into four stages; concept development, software, testing and finally manufacturing. Product development and improvement is generated by in house review and response to specific customer recommendations.

The physical design of the GameCard has been enhanced through modifications to circuit design, leading to a more robust product. Independent Quality Assurance testing from our most recent manufacturing runs indicates that we are now producing our most reliable product to date. Performance is constantly being reviewed to improve the GameCard still further. In addition to improved circuit design we are currently upgrading the MCU Body (chip) on a number of our games. This will further improve reliability.

In the last quarter we launched Tic Tac Toe and Florida Dice. The development of Florida Dice was a result of our flexible approach to game design and product innovation. While this game had not been considered until recently however the concept was developed and has been well received and the game has been added to those already in development. Work has continued on games previously mentioned, Lucky 8's is now in the testing stage, this is a game designed specifically to appeal to the Asian market. Development work continues on the two variations of a Deal or No Deal themed game as well as a Match 3/ Number grid game and the Hole In One golf themed game. We have a total of 17 games in our portfolio.

Research and Development continues on a range of additional games and concepts for possible inclusion in our portfolio:

         o Blackjack - a version of the enormously popular casino game where the player attempts to beat the house - software in development

         o "Goal King" single player - a variation on our existing two player Goal King game - software in development

         o Monopoly - a slot style game using icons from the timeless board game Monopoly(TM) as a theme - concepts in development

         o        Texas  Hold'em - currently  the most popular  version of poker
                  amongst  internet  poker  and  traditional   style  players  -
                  concepts in development

         o        Soccer  Collection  -  a  non-gaming   product  aimed  at  the
                  collectible market for sports and trading cards - concepts in development.

Results of Operations

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The Company has generated revenues of $997,363 in the year ended December 31, 2006 compared with $630,575 in the year to December 31, 2005.

Research and development costs for the year ended December 31, 2006, as compared to the year ended December 31, 2005, were $175,080 and $ 91,000 respectively, representing a decrease of $84,080.

Research and development is incurred in the invention and development of new and existing games. The company currently has 17 games in production or ready for production and a further 7 games in development. Sales and Marketing costs for the year ended December 31, 2006, as compared to the year ended December 31, 2005, were $173,569 and $506,319 respectively, a decrease of $332,750 or 66%.
The decrease is a result of a reduction in sales staff particularly in sales promotion.

General and administrative expenses for the year ended December 31, 2006 and for the year ended December 31, 2005 were $629,791 and $1,729,767, respectively, representing a decrease of $1,099,976 or 64%. The decrease in general and administrative expenses for the year is a result of:

         o Decrease in non-cash expenses related to the Company's equity incentive plan

         o Decrease in travel expenses related to ongoing project reviews and assessments and financing activities

         o        Decrease in administrative expenses

Interest expense for year ended December 31, 2006 and for the year ended December 31, 2005 was $5,351,629 and $4,109,685, respectively, representing an increase of $1,241,944 from 2005. The increase in interest expense is a result of the delay in filing a registration statement for stock underlying the Promissory Notes issued on April 5, 2005 and converted into Series A Preferred stock on November 29, 2006. The delay was due in part to prolonged negations with the Note holders concerning re-pricing of the Series A Convertible Redeemable Preferred stock.

Liquidity and Financial Resources

The Company had cash and cash equivalents of $3,052,733 at the end of December 31, 2006. Operating expenses are approximately $500,000. per quarter and the Company anticipates making profit in the 2007 fiscal year and the current cash balance will not be required for working capital.

Subsequent Events

None

Off-Balance Sheet Arrangements


                             DESCRIPTION OF PROPERTY

As of the date of this report we do not own any interest in real property. Our corporate headquarters are located at 712 Fifth Avenue, 19th Floor, New York, NY 10019-4108. The Company currently operates from the offices in London and New York rented on a month by month basis from Gardent Pharmaceuticals., a related party. The rent in the London office is $5,520 per month and New York $8,000 per month.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2005, and during the calendar year, 2006, there were no material transactions or relationships between the Company and its management.

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

During the year ended December 31, 2004, our common stock was traded in the Over-The- Counter ("OTC") market and quoted on the Electronic Bulletin Board (the "Bulletin Board"). The trading volume of the common stock is limited. This limited trading volume creates the potential for significant changes in the trading price of the common stock as a result of relatively minor changes in the supply and demand. It is likely that trading prices will fluctuate in the future without regard to our business activities.

The following table presents the high and low bid quotations for the Common Stock as reported by the OTC Bulletin Board for each quarter during the past four (4) years. These prices reflect inter-dealer quotations without adjustments for retail markup, markdown or commission, and do not necessarily represent actual transactions. There has been no solicitation of the sale or purchase of the Common Stock. The price for the common stock has approximately ranged in price as follows:

YEAR              QUARTER ENDED             HIGH              LOW
----              -------------             ----              ---

2002              March 31, 2002            $1.75             $0.85
                  June 30, 2002             $0.42             $0.02
                  September 30, 2002        $0.07             $0.03
                  December 31, 2002         $0.02             $0.01

2003              March 31, 2003            $5.00             $5.00
                  June 30, 2003             $7.00             $7.00
                  September 30, 2003        $9.00             $9.00
                  December, 31, 2003        $2.50             $2.50

2004              March 31, 2004            $1.95             $1.65
                  June 30, 2004             $1.02             $1.02
                  September 30, 2004        $1.10             $1.05
                  December, 31, 2004        $2.52             $2.80

2005              March 31, 2005            $1.91             $1.72
                  June 30, 2005             $1.45             $1.21
                  September 30, 2005        $1.34             $1.22
                  December 31, 2005         $0.55             $0.49

2006              March 31, 2006            $0.19             $0.185
                  June 30, 2006             $0.31             $0.31
                  September 30, 2006        $0.30             $0.30
                  December 31, 2006         $0.175            $0.155

2007              March 31, 2007            $0.23             $0.23
                  June 30, 2007             $0.34             $0.28
                  September 30, 2007        $0.74             $0.59
                  December 31, 2007         $0.61             $0.61


To date, the Company is not aware of any significant trading in its shares. Trading of the Company's shares may be subject to certain state and federal restrictions regarding non-national market securities and "Penny Stocks".

COMMON STOCK

The Company's certificate of incorporation provides for the authorization of 100,000,000 shares of Common Stock, par value $0.001 per share. As of December 15, 2007, 52,575,921 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of December 15, 2007, we estimate that there were 302 open shareholders of record of common stock.

Each share of our Common Stock is entitled to one vote. Our stockholders have no pre-emptive rights.

PREFERRED STOCK

As stated above, on October 31, 2006, our Articles of Incorporation were amended to authorize the issuance up to 10,000,000 shares of preferred stock at $0.001 par value.

DIVIDENDS

We have never declared or paid cash dividends on our capital stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings, if any, are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness and to pay our dividend obligations on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

TRANSFER AGENT

The transfer agent for our Common Stock is Continental Stock Transfer 17 Battery Place New York, NY 10004. Their telephone number is 212 509 4000.


                             EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 31, 2003, 2004, 2005 and 2006 concerning the compensation paid and awarded to all individuals serving as (a) our chief executive officer, (b) each of our three (3) other most highly compensated executive officers (other than our chief executive officer) at the end of our fiscal years ended December 31, 2004 and 2005 whose total annual salary and bonus exceeded $100,000 for these periods, and (c) up to two (2) additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as our executive officers at the end of our fiscal years ended December 31, 2003, 2004, 2004 and 2006.

SUMMARY COMPENSATION TABLE

------------------- ------ ---------- -------- --------------- -------------- ---------------- ---------- ---------------
                                                                              Securities
                                               Other Annual    Restricted     Underlying       LTIP       All Other
Name                Year   Salary     Bonus    Compensation    Stock Awards   Options/SARS     Payouts    Compensation
------------------- ------ ---------- -------- --------------- -------------- ---------------- ---------- ---------------
John Bentley        2003   $150,000     -0-         -0-             -0-                           -0-
(1)(2)              2004   $200,000     -0-         -0-             -0-       2,050,001 (3)       -0-
                    2005   $200,000     -0-         -0-             -0-       2,050,001           -0-        (4)
                    2006    $50,000     -0-         -0-             -0-                           -0-
------------------- ------ ---------- -------- --------------- -------------- ---------------- ---------- ---------------
Lee Cole (1)        2003      -0-       -0-         -0-             -0-             -0-           -0-        (4)
                    2004      -0-       -0-         -0-             -0-             -0-           -0-
                    2005      -0-       -0-         -0-             -0-             -0-           -0-
                    2006      -0-       -0-         -0-             -0-             -0-           -0-
------------------- ------ ---------- -------- --------------- -------------- ---------------- ---------- ---------------
Linden Boyne (1)    2003      -0-       -0-         -0-             -0-         300,000 (5)       -0-        (4)
                    2004      -0-       -0-         -0-             -0-                           -0-
                    2005      -0-       -0-         -0-             -0-                           -0-
                    2006      -0-       -0-         -0-             -0-                           -0-
------------------- ------ ---------- -------- --------------- -------------- ---------------- ---------- ---------------

(1) All three executives became officers and directors of the Company in November, 2003.
(2)      On January 31,  2006,  Mr.  Bentley  resigned  his  positions  with the
         Company.
(3) Mr. Bentley's shares are "founders stock" which he received in August, 2002.
(4) All directors receive a per diem of $1,000 for each Board Meeting attended, plus any incurred travel and lodging expenses.
(5) These options were awarded to Mr. Boyne under the Company's 2002 Equity Compensation Plan.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

                           ELECTRONIC GAME CARD, INC.
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Registered Public Accounting Firm                      F-2

Consolidated Balance Sheets of Electronic Game Card, Inc. and
   Subsidiaries, as of December 31, 2006 and 2005                            F-3

Consolidated Statements of Operations of Electronic Game Card,
   Inc. and Subsidiaries for the years ended December 31,
   2006 and 2005                                                             F-4

Consolidated Statement of Stockholders' Equity of Electronic
   Game Card, Inc. and Subsidiaries for the years ended
   December 31, 2006 and 2005                                                F-5

Consolidated Statement of Cash Flows of Electronic Game Card, Inc.
   and Subsidiaries for the years ended December 31, 2006 and 2005           F-6

Notes to Consolidated Financial Statements of Electronic Game
   Card, Inc. and Subsidiaries                                       F-7 to F-18

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Electronic Game Card, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Electronic Game Card, Inc., as of December 31, 2006 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Electronic Game Card, Inc. as of December 31, 2005 were audited by other auditors, whose report dated April 13, 2006, on those statements included an explanatory paragraph that described the uncertainty of the Company's ability to continue as a going concern discussed in Note 1 to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Game Card, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ MENDOZA BERGER & COMPANY, LLP
----------------------------------------
MENDOZA BERGER & COMPANY, LLP

Irvine, California
March 31, 2007

                   ELECTRONIC GAME CARD, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,    DECEMBER 31,
                                                                           2006            2005
                                                                       ------------    ------------
                                  ASSETS

CURRENT ASSETS
    Cash and cash equivalents ......................................   $  3,052,733    $  5,544,331
    Accounts receivable ............................................        415,067         100,250
    Deposit on inventory ...........................................         97,571          66,939
    Deferred charges ...............................................        343,071       1,732,203
    VAT tax refund receivable ......................................         19,604          33,715
    Related party receivable .......................................         79,275            --
                                                                       ------------    ------------
TOTAL CURRENT ASSETS ...............................................      4,007,321       7,477,438

FIXED ASSETS
    Patents ........................................................         29,234            --
    Plant and equipment, net .......................................         75,586          22,474
    Office equipment ...............................................         63,852          60,302
    Furniture & fixtures ...........................................          1,375           1,166
    Less accumulated depreciation ..................................        (78,627)        (45,883)
                                                                       ------------    ------------
NET FIXED ASSETS ...................................................   $     91,420    $     38,059

OTHER ASSETS
Investment in joint venture ........................................           --           148,786
Investments, at cost ...............................................      1,018,269          88,754
                                                                       ------------    ------------
TOTAL ASSETS .......................................................   $  5,117,010    $  7,753,037
                                                                       ============    ============

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accounts payable ...............................................   $  1,140,291    $    560,605
    Accrued expenses ...............................................           --           430,411
    Related party payable ..........................................           --           106,944
                                                                       ------------    ------------
TOTAL CURRENT LIABILITIES ..........................................      1,140,291       1,097,960

NON-CURRENT LIABILITIES
    Convertible Note payable .......................................           --         4,309,990
    Deficit in Joint Venture .......................................         12,489            --
    Interest payable ...............................................           --           398,637
                                                                       ------------    ------------
Total Non-current Liabilities ......................................         12,489       4,708,627
                                                                       ------------    ------------
TOTAL LIABILITIES ..................................................      1,152,780       5,806,587
                                                                       ------------    ------------

Series A6% Convertible Redeemable Preferred Stock $.001 par value; .      8,407,238            --
10,000,000 shares authorized;  5,777,333 issued and 5,604,825 outstanding in 2006 and none in 2005.

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock; $0.001 par value; 10,000,000 shares authorized;
       5,521,000 shares issued and outstanding in 2006 none
       authorized in 2005 ..........................................           --              --
    Common stock; $0.001 par value; 100,000,000 shares authorized;
       44,168,683 and 26,131,513 shares issued and outstanding
       in 2006 and 2005, respectively ..............................         44,169          26,132
    Additional paid in capital .....................................     25,188,340      21,640,512
    Accumulated other comprehensive income (loss) ..................       (754,560)       (513,178)
    Retained Deficit ...............................................    (28,920,957)    (19,207,016)
                                                                       ------------    ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT) ...............................     (4,443,008)      1,946,450

                                                                       ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ...............   $  5,117,010    $  7,753,037
                                                                       ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                   ELECTRONIC GAME CARD, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                           YEAR ENDED      YEAR ENDED
                                                          DECEMBER 31,    DECEMBER 31,
                                                              2006            2005
                                                          ------------    ------------
Revenue ...............................................   $    997,363    $    630,575
Cost of sales .........................................        728,019         618,854
                                                          ------------    ------------
    Gross margin ......................................        269,344          11,721

OPERATING EXPENSES
    Selling and marketing .............................        173,569         506,319
    General and administrative ........................        629,791       1,729,767
    Consulting expenses ...............................        532,778       1,139,947
    Salaries & wages ..................................        629,155         922,704
    Loss from joint venture ...........................        161,275         851,214
                                                          ------------    ------------
TOTAL OPERATING EXPENSES ..............................      2,126,568       5,149,951
                                                          ------------    ------------

Loss from operations ..................................     (1,857,224)     (5,138,230)

Other income/ (expense)
    Foreign currency translation gain/(loss) ..........           --          (109,397)
    Interest income ...................................        371,349            --
    Interest expense ..................................     (5,351,629)     (3,821,334)
    Late registration fee & penalties .................     (2,876,437)       (430,411)
                                                          ------------    ------------
                                                            (7,856,717)     (4,361,142)
                                                          ------------    ------------

Net loss ..............................................   $ (9,713,941)   $ (9,499,372)

    Foreign currency translation adjustment gain/(loss)       (241,382)           --
                                                          ------------    ------------

Comprehensive loss ....................................   $ (9,955,323)   $ (9,499,372)
                                                          ============    ============



Net loss per share - basic and diluted ................   $      (0.22)   $      (0.37)
                                                          ============    ============


Weighted average shares outstanding -
   basic and diluted ..................................     44,168,683      25,765,765
                                                          ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                   ELECTRONIC GAME CARD, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                              COMMON              ADDITIONAL
                                              STOCK                PAID IN         WARRANT
                                      SHARES         AMOUNT        CAPITAL        VALUATION
                                   ------------   ------------   ------------    ------------
BALANCE JANUARY 1, 2005 ........     24,936,928   $     24,937   $ 12,207,471    $   (139,189)

Cash received on currency
receivable .....................           --             --             --           139,189
Warrants exercised for cash ....        310,833            311        310,522            --
Warrants exercised for stock ...        124,681            125           (125)           --
Stock issued for fundraising ...        759,071            759      1,432,266            --
Warrants issued for fundraising            --             --          626,578            --
Beneficial conversion ..........           --             --        4,679,640            --
Convertible stock discount .....           --             --        2,384,160            --
Currency translation ...........           --             --             --              --
Net Loss for the Year ..........           --             --             --              --
                                   ------------   ------------   ------------    ------------
BALANCE DECEMBER 31, 2005 ......     26,131,513   $     26,132   $ 21,640,512    $       --

Shares issued to consultants for
services .......................      1,164,248          1,164        628,600            --
Shares issued as late
registration penalty ...........     16,616,722         16,617      2,660,466            --
Conversion of redeemable
preference stock ...............        256,200            256        258,762            --
Currency translation ...........           --             --             --              --
Net Loss for the Year ..........           --             --             --              --
                                   ------------   ------------   ------------    ------------
BALANCE DECEMBER 31, 2006 ......     44,168,683   $     44,169   $ 25,188,340    $       --
                                   ============   ============   ============    ============


                                   ACCUMULATED      ACCUMULATED        TOTAL
                                     DEFICIT           OTHER       STOCKHOLDERS'
                                      SINCE        COMPREHENSIVE      EQUITY
                                    INCEPTION      INCOME/(LOSS)     (DEFICIT)
                                   ------------    ------------    ------------
BALANCE JANUARY 1, 2005 ........   $ (9,707,644)   $   (513,178)   $  1,872,397

Cash received on currency
receivable .....................           --              --           139,189
Warrants exercised for cash ....           --              --           310,833
Warrants exercised for stock ...           --              --              --
Stock issued for fundraising ...           --              --         1,433,025
Warrants issued for fundraising            --              --           626,578
Beneficial conversion ..........           --              --         4,679,640
Convertible stock discount .....           --              --         2,384,160
Currency translation ...........           --              --              --
Net Loss for the Year ..........     (9,499,372)           --        (9,499,372)
                                   ------------    ------------    ------------
BALANCE DECEMBER 31, 2005 ......   $(19,207,016)   $   (513,178)   $  1,946,450

Shares issued to consultants for
services .......................           --              --           629,764
Shares issued as late
registration penalty ...........           --              --         2,677,083
Conversion of redeemable
preference stock ...............           --              --           259,018
Currency translation ...........           --          (241,382)       (241,382)
Net Loss for the Year ..........     (9,713,941)           --        (9,713,941)
                                   ------------    ------------    ------------
BALANCE DECEMBER 31, 2006 ......   $(28,920,957)   $   (754,560)   $ (4,443,008)
                                   ============    ============    ============

                   ELECTRONIC GAME CARD, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED      YEAR ENDED
                                                                           DECEMBER 31,    DECEMBER 31,
                                                                               2006            2005
                                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss ...............................................................   $ (9,713,941)   $ (9,499,372)

Adjustments to reconcile net loss to  cash used in operating activities:
Depreciation ...........................................................         32,744          20,064
Amortization of deferred charges .......................................      1,389,132            --
Amortization of interest expense .......................................      3,245,788            --
Interest expense on options and warrants issued ........................           --         3,753,843
Stock issued for services ..............................................        628,600            --
Stock issued for payment of late registration fees .....................      2,660,466            --
Joint Venture equity losses ............................................        (12,489)        851,214

Change in operating assets and liabilities :
Increase in accounts receivable ........................................       (314,817)        (20,000)
(Increase) Decrease in deposit on inventory ............................        (30,632)         27,879
Decrease in value added tax receivable .................................         14,111          12,521
Increase (Decrease) in accounts payable ................................        579,686         (13,051)
Increase (Decrease) in accrued liabilities .............................       (430,411)        389,324
Decrease in related party payable ......................................       (106,944)        106,944
Increase in interest payable ...........................................           --           398,686
Decrease in unearned revenue ...........................................           --           (62,370)
                                                                           ------------    ------------
    Net cash used in operating activities ..............................   $ (2,058,707)   $ (4,034,318)
                                                                           ------------    ------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of patent .....................................................        (29,234)           --
Purchase of plant and machinery equipment ..............................        (53,112)        (15,290)
Purchase of office equipment ...........................................         (3,550)         (1,315)
Purchase of furniture & fixtures .......................................           (209)           (800)
Purchase of investments ................................................       (929,515)        (88,754)
                                                                           ------------    ------------
    Net cash used in investing activities ..............................   $ (1,015,620)   $   (106,159)
                                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock .....................................           --           450,022
Payments to related party ..............................................        (79,275)         61,560
Receipts on related party payable ......................................           --              --
Payment on note receivable .............................................           --           143,468
Investment in joint venture ............................................        148,786            --
Proceeds from convertible notes payable ................................        754,600       7,947,200
                                                                           ------------    ------------
    Net cash provided by financing activities ..........................   $    824,111    $  8,602,250
                                                                           ------------    ------------

Foreign Exchange Effect on Cash ........................................       (241,382)           --

Net (Decrease) Increase in Cash ........................................     (2,491,598)      4,461,773
Cash at Beginning of Period ............................................      5,544,331       1,082,558
                                                                           ------------    ------------
Cash at End of Period ..................................................   $  3,052,733    $  5,544,331
                                                                           ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest ...........................................................   $       --      $       --
    Income Taxes .......................................................   $       --      $       --

                   ELECTRONIC GAME CARD, INC AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2006


NOTE 1  -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

The Company was incorporated under the laws of the United Kingdom on April 6, 2000, under the name of Electronic Game Card, Ltd. Until 2002, the Company remained dormant and had no operations until August 8, 2002, then issuing stock for services. This date has been treated as the date of inception. On May 5, 2003, the Company entered into an agreement whereby it acquired 100% of the outstanding stock of Electronic Game Card Marketing, a Delaware Company. The Company ceased being a development stage company in 2006.

On December 5, 2003, the Company acquired 100% of the outstanding stock of the Electronic Game Card, Inc. (Nevada) in a reverse acquisition. At this time, a new reporting entity was created and the name of the Company was changed to Electronic Game Card, Inc.

The Company engages in the development, marketing, sale and distribution of recreational electronic software which primarily targets towards lottery and sales promotion markets through its Great Britain subsidiary.

BASIS OF PRESENTATION

The unaudited consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-KSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the years ended December 31, 2006 and 2005 are not necessarily indicative of the results that may be expected for any interim period. For further information, these consolidated financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2005 included in the Company's annual report on Form 10-KSB.

GOING CONCERN

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $28,788,915 for the period from August 8, 2000 (inception) to December 31, 2006. The Company's future capital requirements will depend on numerous factors including, but not limited to, additional debt and equity financings, continued progress in developing its products, market penetration and profitable operations from sale of its electronic game cards.

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts for the following companies:

         o        Electronic Game Card, Inc. (Formerly  Scientific Energy, Inc.)
                  (Nevada Corporation)

         o        Electronic Game Card, Ltd. (United Kingdom Corporation)

         o        Electronic Game Card Marketing, Inc. (A Delaware Corporation)

The results of subsidiaries acquired during the year are consolidated from their effective dates of acquisition. All significant inter-company accounts and transactions have been eliminated.

CONCENTRATIONS OF CREDIT RISK

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

CASH

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At September 30, 2006, the Company did not have any balances in these accounts in excess of the FDIC insurance limits. For banks outside of the United States, the Company maintains its cash accounts at credit worthy financial institutions.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

DEPRECIATION

Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

                        Asset                              Rate
            -----------------------------               ----------

            Furniture and fixtures                      7 years
            Plant and machinery equipment               3 - 5 years
            Office equipment                            3 years

Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon is eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to the statements of operations.

Depreciation expense for the years ending December 31, 2006 and 2005, were $32,744 and $20,064, respectively

ADVERTISING COSTS

Advertising costs are expensed as incurred. For the years ended December 31, 2006 and 2005, advertising costs were $191,907 and $506,319, respectively.

REVENUE RECOGNITION

Revenue from product sales, net of estimated provisions, will be recognized when the merchandise is shipped to an unrelated third party, as provided in Staff Accounting : Bulletin No. 104, "Revenue Recognition in Financial Statements" (SAB104"). Accordingly, revenue is recognized when all four of the following criteria are met :

         o        persuasive evidence that an arrangement exists;

         o        delivery of the products have occurred;

         o        the selling price is both fixed and determinable;

         o        collectibility is reasonably probable.

FOREIGN CURRENCY TRANSLATION

The Company's primary functional currencies are the United States Dollar (USD) and the Great Britain Pound (GBP). Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the period. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive income/(loss) in stockholders' equity.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER SHARE

Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. As of December 31, 2006, the Company had 6,433,368 warrants and 566,000 options outstanding to purchase up to 6,999,368 shares of common stock. However, the effect of the Company's common stock equivalents would be anti-dilutive for December 31, 2006 and 2005 and are thus not considered.

INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

STOCK COMPENSATION FOR NON-EMPLOYEES

At December 31, 2006, the Company has an employee compensation plan, which is described more fully in Note 8. Prior to 2003, the Company accounted for those plans under the recognition and measurement provision of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation costs was reflected in previously reported results, as all options granted under those plans has an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2003, the Company adopted the fair value recognition provision of the FASB Statement No. 123, Accounting for Stock-Based Compensation, for stock-based employee compensation. All prior periods presented have been restated to reflect the compensation cost that would have been recognized had the recognition provision of Statement No. 123 been applied to all awards granted to employees after January 1, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash equivalents and accounts payable. Because of the short-term nature of these instruments, their fair value approximates their recorded value. The Company does not have material financial instruments with off-balance sheet risk.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)." This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. We do not expect the adoption of FAS 158 to have a material impact on our financial condition or results of operations.

In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. This Statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability.

The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. Therefore, the definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). This Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, this Statement establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The notion of unobservable inputs is intended to allow for situations in which there is little, if any, market activity for the asset or liability at the measurement date. In those situations, the reporting entity need not undertake all possible efforts to obtain information about market participant assumptions.

However, the reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of FAS 157 to have a material impact on our financial condition or results of operations.

In March 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: (a) a transfer of the servicer's financial assets that meets the requirements for sale accounting, (b) a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115, or (c) an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. This Statement requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The Statement permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities :

(a)        Amortization method, or

(b) fair value measurement method. At its initial adoption, the statement permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value. This Statement requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. We do not expect the adoption of FAS 156 to have a material impact on our financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140" ("FAS 155"). FAS 155 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 was issued to improve financial reporting by eliminating the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. Providing a fair value measurement election also results in more financial instruments being measured at what the FASB regards as the most relevant attribute for financial instruments, fair value. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006.

Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. We do not expect the adoption of FAS 155 to have a material impact on our financial condition or results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In June 2006, FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of a tax position in accordance with this Interpretation is a two-step process with the first step being recognition and the second step measurement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one of the following : (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable (b) a reduction in a deferred tax asset or an increase in a deferred tax liability. This Interpretation is effective for fiscal years beginning after December 15, 2006. We have not yet adopted FIN 48 and do not expect the adoption to have a material impact on our financial condition or results of operations.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2006 financial statements in order to conform to the current presentation.


NOTE 2  -  INCOME TAXES

The Company is subject to income taxes in the United States of America, United Kingdom, and the state of New York. As of December 31, 2006, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $17,444,213 in the United States and $5,714,249 in the United Kingdom that may be offset against future taxable income through 2023. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

For the years ending December 31, 2006 and 2005 income tax expense was $0 and $0, respectively.

SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.


NOTE 3  -  OPERATING COMPANY, NO LONGER A DEVELOPMENT STAGE COMPANY

The Company has begun principal operations in 2006 and is no longer a development stage company. The Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of December 31, 2006, the Company did not have significant cash or other material assets, nor did it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

NOTE 4  -  SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

On November 29, 2006, the Company obtained the consent of the majority in interest of the investors in the private placement of Convertible Promissory Notes and Warrants issued March 24, 2005 and April 5, 2005 to exchange their Notes for Series A Convertible Redeemable Preferred Stock. The Note Holders exchanged $8,666,000 of 6% Notes due in March and April of 2007, convertible at $1.50 per share for 5,777,333 shares of Series A Convertible Redeemable Preferred Stock. The Series A Shares were issued for $1.50 per share and are convertible at $1.01 per share into 8,580,198 shares of Common Stock. Each share of Series A Convertible Redeemable Preferred Stock is redeemable on March 15, 2010 at the original issuance price of $1.50 plus all unpaid dividends, if not converted prior to that date.

At the time of the exchange of the Convertible Promissory Notes for the Series A Convertible Redeemable Preferred Stock, the Company issued 13,593,725 shares of Common Stock as additional penalty shares pursuant to the Registration Rights Agreement. It was agreed that these penalty shares were issued in lieu of any Non-Registration Statement Penalty shares that may have accrued and any other claims.

At the time of the exchange of the Convertible Promissory Notes for the Series A Convertible Redeemable Preferred Stock, the Company reduced the exercise price of the 2,888,667 warrants originally issued with the Convertible Notes in March and April of 2005 from $1.85 to $.50. On December 8, 2006, 172,508 shares of Series A Convertible Redeemable Preferred shares were converted into 256,200 shares of Common Stock.


NOTE 5  -  CONVERTIBLE PROMISSORY NOTE

On March 24, and April 6th, 2005 the Registrant sold a total of $8,418,000 and $248,000 Convertible Promissory Notes to accredited investors in a private placement of securities. Each $48,000 principal amount of a Convertible Promissory Note will automatically convert into 32,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock.. Each share of the Series A Preferred Stock is initially convertible into one (1) share of the Registrant's Common Stock par value $0.001 per share (the "Common Stock"), which equates to an initial conversion price of $1.50 per share of Common Stock. The Convertible Promissory Notes may be converted, at the purchaser's
discretion,       directly       into       Common       Stock       on       an
as-converted-into-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is authorized and issued, and are immediately convertible for such purpose. Consequently, each Convertible Promissory Note is convertible ultimately into an aggregate of 32,000 shares of Common Stock. Also, the Registrant issued one (1) warrant (a "Warrant") to acquire one (1) share of Series A Preferred Stock for every two shares of Series A Preferred into which the Convertible Promissory Notes are initially convertible. The Warrants shall be exercisable to acquire share of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. The Warrants shall be exercisable initially at $1.85 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years. In addition, at the option of the holder, each Warrant is also immediately exercisable directly to acquire, instead of shares of Series A Preferred Stock, shares of Common Stock on an as-converted-from-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is ever authorized or issued. Unexercised Warrants shall expire earlier upon notice by the Company to the holders of the Warrants following any consecutive 30-day trading period during which the Common Stock trades on its principal market at a price at or above three (3) times the then applicable exercise price with average daily volume of at least 100,000 shares (subject to adjustment of such trading volume threshold in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events). This note is payable upon written demand which may be made on or after March 31, 2007, unless this note has been converted into shares of the Company's "Series A Preferred Stock" or "Common Stock". The Interest rate of this note is 6%. In connection with the convertible debt issuance on March 24, 2005, the company incurred charges in the amount of $718,800. These costs are being amortized over the two year life on the note and as of December 31, 2006, the amortization amount that has been booked to interest expense is $539,100.

At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the conversion feature. Upon conversion, holders will receive common stock with an aggregate fair value of $4,679,640, this beneficial conversion feature is being amortized over the two year life of the note.

The Convertible Promissory Notes were issued with 2,888,667 five (5) year warrants exercisable at $1.85 per share. The warrants were valued at $2,384,160 and are being amortized over a two year period. For the years ended December 31, 2006 and 2005, $298,020 and $894,060 was charged to interest expense.

The Convertible Promissory Notes were issued with a Beneficial Conversion Feature of $4,679,640 and is being amortized over a two year period. For the years ended December 31, 2006 and 2005, $584,955 and $1,754,865 was charged to interest expense.

LATE REGISTRATION FEES AND PENALTIES

During the year the ended December 31, 2006 the Company issued 16,616,722 shares of common stock underlying to the Convertible Promissory Note holders. The Common Stock was issued to satisfy late fees and penalties of 2,876,437incurred by the Company for failing to register the common stock underlying the Convertible Promissory Notes. During the year ended December 31, 2005, the late registration fee and penalties amounted to $430,411.

                                                              DECEMBER
                                                     --------------------------
                                                         2006           2005
                                                     -----------    -----------

Convertible Note Payable, Interest at 6% per annum,
   due March 24, 2007 .............................  $ 4,309,990    $ 8,666,000
Less: Conversion Feature ..........................                  (4,356,010)

Amortization of beneficial interest of deferred
   charges ........................................    4,356,010

Exchanged for Series A Convertible Redeemable
   Preferred Stock ................................   (8,666,000)
                                                     -----------

Long-term debt ....................................  $         0    $ 4,309,990


NOTE 6  -  RELATED PARTY TRANSACTIONS

As at December 31, 2006 and 2005 the Company was owed $79,275 and $0 and at December 31, 2006 and 2005, the Company owed $0 and $106,944 and to related parties incurred in the ordinary course of business.

During the years ended December 31, 2006 and 2005 the Company incurred rent expense of $108,000 and $108,000 for rent for the New York office and $66,200 and $46,000 for the London office.

During the year ended December 31, 2006 and 2005, the Company has certain related party payables due on demand and are non-interest bearing. In previous years, the Company and its subsidiaries had borrowed from the same companies in excess of $1 million with little or no interest (see long-term notes payable, Note 5). As of December 31, 2006 and 2005, $79,275 and $0 was owed to the Company.


NOTE 7  -  COMMON STOCK TRANSACTIONS

During 2005 the Company issued 310,833 shares of common stock from warrants in exchange for $310,833 in cash.

During 2005 the Company issued 124,681 shares of common stock from the cashless exercise of warrants.

During 2005 the Company issued 759,071 shares of common stock for private placement fundraising services.

Between April 5 and April 28 2005 the company issued 225,045 of restricted stock from the exercise of options to purchase stock at $1.00 per share. The Company received net proceeds of $151,250 and incurred no fees and commissions.

On May 4, 2005 the company issued 714,286 shares of restricted common stock as compensation for services provided under a finder's agreement dated November 12, 2003 valued at $1.085 per share.

On June 6, 2005 the company issued 25,000 of restricted stock from the exercise of options to purchase stock at $1.00 per share. The Company received net proceeds of $25,000 and incurred no fees and commissions.

On December 6, 2005 the company issued 39,785 shares restricted common stock as compensation for expenses incurred in connection with a finder's agreement dated November 12 2003 which closed on November 12, 2005 valued at $1.085 per share.

Between March 1, 2006 and June 30, 2006, the Company issued 2,229,871 shares of restricted common stock to holders of Convertible Promissory Notes dated March 24, 2005 and April 6, 2005 for late filing penalties that accrued for the Company's failure to timely register the Common Stock that was issued upon conversion of the convertible notes.

On April 6, 2006 the Company cancelled a consulting contract and had returned 511,755 of common stock.

On April 3, 2006 the company issued 39,785 shares of restricted common stock as compensation for consulting services valued at $10,150 or 38 cents per share.

On August 25, 2006 the Company issued 720,000 shares of restricted common stock to as compensation for services consulting services valued at $0.38 per share.

On September 13, 2006 the Company issued 714,286 shares of restricted common stock as compensation for consulting services valued at $0.33 per share.

On November 29, 2006 the company issued 13,593,725 shares of restricted common stock to the holders of the Convertible Promissory Notes dated March 24, 2005 and April 6, 2005 for late filing penalties that accrued for the Company's failure to timely register the Common Stock that was issued upon conversion of the convertible notes.

On November 30, 2006 the company issued 100,000 shares of restricted common stock as compensation for consulting services valued at $17,500 or $0.175 per share.

On December 5, 2006, the company issued 101,932 shares of restricted common stock as compensation for consulting services values at $20,400 or $0.20 per share.

On December 8, 2006, the Company issued 256,200 shares of restricted Common Stock related to the conversion of 172,508 shares of Series A Convertible Redeemable Preferred Stock.

On December 21, 2006 the company issued 793,126 share of restricted common stock as compensation services valued at $142,763 or $0.18 per share.


NOTE 8  -  STOCK OPTIONS AND WARRANTS

The Company has adopted a stock compensation plan entitled the 2002 Equity Compensation Plan. Pursuant to this 2002 Equity Compensation Plan, grants of shares can be made to (i) designated employees of Electronic Game Card, Inc. (the "Company") and its subsidiaries including Electronic Game Card Ltd, (ii) certain advisors who perform services for the Company or its subsidiaries and
(iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, dividend equivalent rights and cash awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

The 2002 Equity Compensation Plan provides for options equivalent up to 10% of the issued share capital of the company to be offered. The original exercise price of the options was equal to one half the price at which the Common Stock is issued at the first public offering, however, subsequent to the adoption of the 2002 Equity Compensation Plan the board determined that the exercise price would be issued from a range of $0.50 to $2.00 per option. Those eligible to participate in this plan are entitled to vest 25% of the stock offered in this option for each six months of service with the Company. After vesting the exercise of these options must be done within ten years of the option date. As of December 31, 2006, 315,250 options have been exe4rcised and 566,000 options are outstanding.

The fair value of each option granted is estimated on the grant date using the closing stock price on the grant date. During 2004, the Company recorded $110,700 in compensation expense in connection with options granted pursuant to this plan.

In connection with a private placement on March 24 and April 6, 2005, the Company issued 3,366,390 warrants. Each warrant is exercisable for a period of five years at a price of $1.85 for one share of common stock.

In connection with a private placement on February 20, 2004, the Company issued 3,426,875 warrants. Each warrant is exercisable for a period of five years at a price of $1.00 for one share of common stock.

In addition, on February 20, 2004, the Company issued additional warrants as consideration for assistance in placing the common stock pursuant to the private placement. The warrants were issued as follows : 1) Warrants to purchase up to 353,750 shares of common stock at an exercise price of $1.00 per share were granted to Middlebury Capital LLC. These were granted as compensation for placement agents for the private placement. These are exercisable through February 20, 2009. 2) Warrants to purchase up to 32,000 shares of common stock at an exercise price of $1.00 per share were granted to National Securities, Inc. These were granted as compensation for placement agents for the common stock. These are exercisable through February 20, 2009. 3) Warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.00 per share were granted to First Securities USA, Inc. These were granted as compensation for placement agents for the common stock. These are exercisable through February 20, 2009. 4) Warrants to purchase up to 86,250 shares of common stock at an exercise price of $1.00 per share were granted to IQ Ventures. These were granted as compensation for placement agents for the common stock. These are exercisable through February 20, 2009.

The Warrant Agreement provided for a cashless exercise of the warrants by permitting the holder to exchange two warrants for one share of stock. Simultaneous with the closing, 151,784 warrants were exchanged for 75,892 shares and 343,666 warrants were exercise at $1.00 per share. The fair value of each warrant granted is estimated on the grate date using the closing stock price on the grant date. In 2004 the Company has recorded $3,961,072 in compensation expense in connection with the granting and cashless provision of the warrants detailed above.

In connection with the issuance of convertible debt on March 24, 2005 and April 6, 2005, the Company issued 2,888,667 warrants. Each warrant is exercisable for a period of five years at a price of $1.85 for one share of common stock. The fair value of the warrants was estimated at $2,384,160 using the Black-Scholes options pricing model with the following assumptions : no dividend, risk-free interest rate of 4.3%, and an expected life of 5 years and volatility of 96%. The values of the warrants have been booked as deferred charges and are being amortized over the two year life of the convertible debt.

On November 29, 2006 the exercise price of the warrants was reduced to $.50 as part of the exchange of Convertible Notes for Series A Convertible Redeemable Preferred exchange.

In connection with the issuance of convertible debt on March 24, 2005 and April 6, 2005, the Company issued 477,723 placement agent warrants. Each warrant is exercisable for a period of five years at a price of $1.85 for one share of common stock. The fair value of the warrants was estimated at $626,578 using the Black-Scholes options pricing model with the following assumptions: no dividend, risk-free interest rate of 4.3%, and an expected life of 5 years and volatility of 96%. The values of the warrants have been booked as deferred charges and are being amortized over the two year life of the convertible debt.

In connection with the November 29, 2006 exchange of Series A Convertible Redeemable Preferred Stock for the Convertible Debt issued on March 24, 2005 and April 6, 2005, the Company reduced the exercise price to $.50 from $1.85 for the 2,888,667 warrants issued with the Convertible Debt. Each warrant is exercisable for a period of five years, and their term was not extended.

The fair value of the warrants was estimated at $189,042 using the Black-Scholes options pricing model with the following assumptions : no dividend, risk-free interest rate of 4.3%, and an expected life of 5 years and volatility of 96%. The values of the warrants have been booked as deferred charges and are being amortized over the two year life of the convertible debt.

The following table sets forth the options outstanding as of December 31, 2006 :

                                                                     Weighted
                                                        Options/      Average     Weighted
                                                        Warrants     Exercise      Average
                                                         Shares       Price      Fair Value
                                                       ----------   ----------   ----------
Options outstanding, December 31, 2005 .............      666,000   $     0.74         --
Granted, Exercise price more than fair value .......         --           --           --
Granted, Exercise price less than fair value
- Expired ..........................................      100,000   $     2.00         --
- Exercised ........................................         --           --           --
                                                       ----------   ----------   ----------
Options outstanding, December 31, 2006 .............      566,000   $     0.52         --
                                                       ==========   ==========   ==========

The following table sets forth the options outstanding as of December 31, 2005:

                                                                     Weighted
                                                        Options/      Average     Weighted
                                                        Warrants     Exercise      Average
                                                         Shares       Price      Fair Value
                                                       ----------   ----------   ----------
Options outstanding, December 31, 2004 .............      767,000   $     0.90         --
Granted, Exercise price more than fair value .......         --           --           --
Granted, Exercise price less than fair value
- Expired ..........................................         --           --           --
- Exercised ........................................         --           --           --
- Cancelled ........................................      101,000   $     2.00         --
                                                       ----------   ----------   ----------
Options outstanding, December 31, 2006 .....              666,000   $     0.74         --
                                                       ==========   ==========   ==========

A summary of the options outstanding as of December 31, 2006 by range of exercise prices is shown as follows :

                                                          Weighted
                                                           Average       Weighted
                              Weighted       Shares/      Exercise       Average
                Shares/        Average       Warrants       Price      Contractual
 Exercise       Warrants      Exercise      Currently     Currently      Remaining
   Price      Outstanding       Price      Exercisable   Exercisable       Life
-----------   -----------    -----------   -----------   -----------   ------------
  $ 0.50        546,000        $ 0.50        546,000       $ 0.50        7.1 years
  $ 1.00         20,000        $ 1.00         20,000       $ 1.00        8 years


The following table sets forth the warrants outstanding as of December 31, 2005:

                                                                      Weighted
                                                         Options/      Average     Weighted
                                                         Warrants     Exercise      Average
                                                          Shares       Price      Fair Value
                                                        ----------   ----------   ----------
Warrants outstanding, December 31, 2004 .............    3,603,425   $     1.00         --
Granted, Exercise price more than fair value ........    2,888,667   $     1.85   $     1.77
Granted, Cashless Exercise price more than fair value      477,723   $     1.85   $     1.77
- Expired ...........................................         --           --           --
- Exercised .........................................      435,514   $     1.00         --
- Cancelled .........................................      100,933         --           --
                                                        ----------   ----------   ----------
Options / Warrants outstanding, December 31, 2005 ...    6,433,368   $     1.00         --
                                                        ==========   ==========   ==========


The following table sets forth the summary of warrants outstanding as of December 31, 2005 by range of exercise price:

                                                                        Weighted
                                                                         Average       Weighted
                                            Weighted                    Exercise       Average
                                             Average       Options        Price      Contractual
               Exercise       Options       Exercise      Currently     Currently      Remaining
                 Price      Outstanding       Price      Exercisable   Exercisable       Life            $           Years
              -----------   -----------    -----------   -----------   -----------   ------------   -----------   -----------
                $ 1.00        3,603,425      $ 1.00        3,603,425     $ 1.00       4.2 years
Exercised                      (435,514)     $ 1.00         (435,514)
Cancelled                      (100,933)                    (100,933)
                            -----------                  -----------
                              3,066,978                    3,066,978     $ 1.00       3.2 years       3,066,978     9,814,330


06-Apr-06       $ 1.85        2,888,667      $ 1.85        2,888,667     $ 1.85       4.25 years      5,344,034    12,276,835
07-Apr-06       $ 1.85          477,723      $ 1.85          477,723                                    883,788     2,030,323
                            -----------                  -----------                                -----------   -----------
31-Dec-05                     6,433,368                    6,433,368                                  9,294,800    24,121,487
                                                                                                         1.4448        3.7494

The following table sets forth the summary of warrants outstanding as of December 31, 2006 by range of exercise price:

                                                                        Weighted
                                                                         Average       Weighted
                                            Weighted                    Exercise       Average
                                             Average       Options        Price      Contractual
               Exercise       Options       Exercise      Currently     Currently      Remaining
                 Price      Outstanding       Price      Exercisable   Exercisable       Life            $           Years
              -----------   -----------    -----------   -----------   -----------   ------------   -----------   -----------
31-Dec-05       $ 1.00        3,066,978      $ 1.00        3,066,978      $ 1.00      3.2 years
Exercised                             -      $ 1.00                -
Cancelled                             -                            -
                            -----------                  -----------
31-Dec-06                     3,066,978                    3,066,978      $ 1.00      2.2 years       3,066,978     6,747,352


31-Dec-05       $ 1.85        2,888,667      $ 0.50        2,888,667      $ 0.50      4.25 years
Exercised                             -                            -
Cancelled                             -                            -
                            -----------                  -----------   -----------
31-Dec-06                     2,888,667                    2,888,667      $ 0.50      3.25 years      3,066,978     6,747,352


31-Dec-05       $ 1.85          477,723      $ 1.85          477,723      $ 1.85      4.25 years
Exercised                             -                            -
Cancelled                             -                            -
                            -----------                  -----------   -----------
31-Dec-06                       477,723                      477,723      $ 1.85      3.25 years        883,788     1,552,600

31-Dec-06                     6,433,368                    6,433,368                                  5,395,099    17,688,119
                                                                                                         0.8386        2.7494


A summary of the warrants outstanding as of December 31, 2005 by range of exercise prices is shown as follows:

                                                          Weighted
                                                           Average       Weighted
                              Weighted       Shares/      Exercise       Average
                Shares/        Average       Warrants       Price      Contractual
 Exercise       Warrants      Exercise      Currently     Currently      Remaining
   Price      Outstanding       Price      Exercisable   Exercisable       Life
-----------   -----------    -----------   -----------   -----------   ------------
  $ 1.00        3,066,978      $ 1.00        3,066,978     $ 1.00        3.20 years
  $ 1.85        3,366,390      $ 1.85        3,366,390     $ 1.85        4.25 years


NOTE 9  -  COMMITMENTS

On September 1, 2004, the Company entered into a lease agreement with a related party for office space in London on a one year lease agreement. The terms for the agreement required a monthly rent of $5,520 ((pound)3,000). As of December 31, 2005, the Company Leases this office space on a month-to-month lease.

The Company also leases office space in New York on a month-to-month basis from a related party. The monthly rent on this lease is $9,000 per month.

NOTE 10 -  JOINT VENTURE

On October 12, 2004, the Company entered into a joint venture agreement with Scientific Games International, Inc. ("SciGames:), to exclusively market and promote the Company's Electronic Game Card product worldwide to national and state lotteries. SciGames purchased Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock, par value $0.001 per share of the Company for an aggregate purchase price of $1,085,798 pursuant to a subscription agreement dated October 12, 2004. At the closing, the Company contributed One Million Dollars ($1,000,000) to the joint venture. The closing was completed on November 12, 2004 when the funds cleared into the joint venture's account.

The Company accounts for the investment in the joint venture under the equity method and holds a 50% interest in the joint venture.


                     ASSETS                             2006            2005
                                                    -----------     -----------

Cash ...........................................    $    10,130     $   437,725
Prepaid expenses ...............................        194,177          19,198
Deposits .......................................         55,732         152,940
Inventory ......................................         98,114          91,080
Fixed assets, net ..............................        357,719            --
                                                    -----------     -----------
Total Assets ...................................    $   715,872     $   700,943
                                                    ===========     ===========

  LIABILITIES AND PARTNERS' EQUITY LIABILITIES

Due Scientific Games, Inc. .....................    $   739,085     $   403,371
                                                    -----------     -----------
Total Liabilities ..............................    $   739,085     $   403,371
                                                    -----------     -----------

PARTNERS' EQUITY

Capital ........................................      1,000,000       1,000,000
Retained Earnings Current ......................     (1,023,213)       (702,428)
                                                    -----------     -----------
Total Equity ...................................    $    23,213     $   297,572
                                                    -----------     -----------
Total Liabilities and Partners' Equity .........    $   715,872     $   700,943
                                                    ===========     ===========


INCOME STATEMENT

Revenue ........................................    $   458,559     $   250,914
Cost of Sales ..................................        492,365         858,766
                                                    -----------     -----------
Gross Profit ...................................        (33,806)       (607,852)

Selling, General and Administrative Expenses ...        288,744          94,576
                                                    -----------     -----------
Loss ...........................................    $  (322,550)    $  (702,428)
                                                    ===========     ===========

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL _________, 2010, (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article IX of the Company's Articles of Incorporation states: "To the fullest extent allowed by law, the directors and executive officers of this Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities."

Further, indemnification of officers and directors of the company is provided for under the Article VIII of the Company's by-laws which provides for indemnification from third party actions provided that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation also has the power and authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation., provided that the officer or director acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation.

The indemnification provided by the by-laws are not to be deemed exclusive of any other indemnification granted under any provision of any statute, in the corporation's Articles of Incorporation, these Bylaws, agreement, vote of the shareholders or disinterested directors, or otherwise.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defence of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate the following expenses in connection with this registration.

SEC registration fee ..................................            $    1,224.00
Printing costs ........................................            $    2,500.00
Accounting fees and expenses ..........................            $   20,000.00
Legal fees and expenses ...............................            $   36,000.00
Miscellaneous .........................................            $   15,276.00
                                                                   -------------

Total .................................................            $   75,000.00

None of the expenses incurred in connection with this registration are being paid by the Selling Shareholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

On March 24, 2005 and April 6, 2005,  Company  sold  $8,418,000  and $248,000 of
Convertible Promissory Notes to accredited investors in a private placement of securities. Each $48,000 principal amount of a Convertible Promissory Note will automatically convert into 32,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. Each share of the Series A Preferred Stock is initially convertible into one (1) share of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), which equates to an initial conversion price of $1.50 per share of Common Stock. The Convertible Promissory Notes may be converted, at the purchaser's discretion, directly into Common Stock on an as-converted-into-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is authorized and issued, and are immediately convertible for such purpose. Consequently, each Convertible Promissory Note is convertible ultimately into an aggregate of 32,000 shares of Common Stock. Also, the Registrant issued one (1) warrant (a "Warrant") to acquire one (1) share of Series A Preferred Stock for every two shares of Series A Preferred into which the Convertible Promissory Notes are initially convertible. The Warrants shall be exercisable to acquire shares of Series A Preferred Stock upon the effectiveness of actions by the Registrant's shareholders to authorize the Series A Preferred Stock. The Warrants shall be exercisable initially at $1.85 per share of Series A Preferred Stock, subject to adjustment, and shall be exercisable for a period of 5 years. In addition, at the option of the holder, each Warrant is also immediately exercisable directly to acquire, instead of shares of Series A Preferred Stock, shares of Common Stock on an as-converted-from-Series-A-Preferred-Stock basis, whether or not the Series A Preferred Stock is ever authorized or issued. Unexercised Warrants shall expire earlier upon notice by the Company to the holders of the Warrants following any consecutive 30-day trading period during which the Common Stock trades on its principal market at a price at or above three (3) times the then applicable exercise price with average daily volume of at least 100,000 shares (subject to adjustment of such trading volume threshold in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events).

At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the conversion feature. At issuance of these Convertible Promissory Notes, a portion of the proceeds was assigned to the discount feature in the amount of $2,384,160 and is being amortized over the two year life of the note. In November, 2006, all of the Convertible Promissory Notes were converted into Series A Preferred Stock. Upon conversion, holders received common stock with an aggregate fair value of $4,679,640. The beneficial conversion feature is being amortized over the two year life of the original Convertible Promissory Notes.

Regardless of whether or not we receive any proceeds from the Selling Shareholders' exercise of warrants we believe that the proceeds generated from the sale of the Promissory Notes are sufficient to provide us with the working capital necessary to cover our planned needs for at least the next twelve months.

Unless otherwise stated, each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition;
(ii) no underwriter participated in, nor did we pay any commission or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offering; and, (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

Between December 11, 2003, and January 20, 2004, we issued warrants to purchase shares of common stock in the Company. These were issued as consideration for assistance in placing the common stock, the sale of which is described above, and to other consultants and advisors. The warrants were issued as follows:

         1. Warrants to purchase up to 353,750 shares of common stock at an exercise price of $1.00 per share were granted to Middlebury Capital LLC. These were granted as compensation for placement agents. These are exercisable through January 20, 2009.

         2. Warrants to purchase up to 32,000 shares of common stock at an exercise price of $1.00 per share were granted to National Securities, Inc. These were granted as compensation for placement agents. These are exercisable through January 20, 2009.

         3. Warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.00 per share were granted to First Securities USA, Inc. These were granted as compensation for placement agents. These are exercisable through January 20, 2009.

         4. Warrants to purchase up to 86,250 shares of common stock at an exercise price of $1.00 per share were granted to IQ Ventures. These were granted as compensation for placement agents. These are exercisable through January 20, 2009.

On October 12, 2004 the Company entered into a subscription agreement with Scientific Games International, Inc. to purchased Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Four (2,171,594) shares of newly-issued common stock, par value $0.001 per share of the Company for an aggregate purchase price of $1,085,797.50.

During 2004 the Company issued 419,558 shares of common stock from warrants in exchange for $343,666 in cash.

During 2004 the Company issued 380,164 shares of common stock from the execution of options in exchange for $463,974 in cash.

During 2004 the Company issued 1,174,000 shares of common stock for private placement fund-raising services.

During 2004 the Company issued 114,880 shares of common stock in exchange for services.

The following table sets forth the options and warrants outstanding as of December 15, 2007.

2007 Equity Compensation Plan

                                                                       Weighted
                                                     Option /          Average          Weighted
                                                     Warrants          Exercise         Average
                                                     Shares            Price            Fair Value
Options/Warrants outstanding, December 15, 2007       7,932,400        $ 0.43           $0.63

Options/Warrants outstanding, December 15, 2007      47,932,390        $ 0.43


A summary of the options and warrants outstanding as of December 17, 2007 by range of exercise prices is shown as follows:

                                                             Weighted-        Weighted
                              Weighted-      Shares/         Average          Average
              Shares /        Average        Warrants        Exercise Price   Contractual
Exercise      Warrants        Exercise       Currently       Currently        Remaining
Price         Outstanding     Price          Exercisable     Exercisable      Life
-----------------------------------------------------------------------------------------
$0.175         1,210,000       $0.175          670,000         $0.175          10 years
$0.25            990,000       $0.25           880,000         $0.25           10 years
$.050          2,888,667       $0.50         2,888,667         $0.50           10 years
$1.85            477,733       $1.85           477,733         $1.85            4 years


ITEM 27.  EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3) Articles of Incorporation and Bylaws (incorporated by reference, except where noted to the contrary)

         3.1      Articles of Incorporation of the registrant (then named Quazon
                  Corp), dated October 27, 1997, and filed with the State of Nevada, Secretary of State, on October 30, 1997, filed as
                  Exhibit 3.1 to Form 10-SB 12G filed with the Commission on April 22, 1999;

         3.2 Certificate of Amendment to Articles of Incorporation of the registrant (then named Quazon Corp) dated October 23, 1998, regarding a one for fifteen reverse stock split, and which was filed with the State of Nevada, Secretary of State on October 27, 1998, and filed as part of Exhibit 3.1 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.3 Amendment to the Articles of Incorporation of Registrant (changing its then name Quazon, Corp. to Scientific Energy, Inc.), dated August 14, 2001, which were filed with the State of Nevada, Secretary of State on August 16, 2001, and filed as part of Exhibit 3.1 to Form 10-QSB filed with the Commission on August 20, 2001;

         3.4 Articles of Share Exchange and Name Change for Scientific Energy, Inc. To Be Known as Electronic Game Card,
                  Inc.(Registrant then named Scientific Energy, Inc.) dated November 21, 2003, and filed with the State of Nevada, Secretary of State, on November 26, 2003, filed as Exhibit 1.1 to Form 8-K filed with the Commission on December 10, 2003;

         3.5 Bylaws of Registrant (then named Quazon Corp.) which were adopted pursuant to the December 5, 2003, closing of the Share Exchange Agreement dated November 19, 2003 between Registrant (then named Scientific Energy, Inc.) and Electronic Game Card, Inc., a Delaware corporation, which were filed as Exhibit 3.2 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.6 Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 31, 2006, a copy of which is filed herewith.

         3.7 The Certificate of Designations, Preferences and Rights of Series a Convertible Preferred Stock of Electronic Game Card, Inc." which provides the terms and conditions for the Preferred Stock issued by the Company, a copy of which is filed herewith

(4)      Instruments   Defining  the  Rights  of  Security  Holders,   Including
         Indentures

         4.1 Form of Certificate of Common Stock, filed as exhibit to Form SB-2 Registration Statement filed on May 13, 2004;

(5)      Opinion on Legality

         5.1 Opinion of Albright & Blum,, P.C., regarding the legality of the securities being registered (filed herewith);

(10)     Material Contracts

         10.5 Form of Securities Purchase Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as
                  Exhibit 10.5 to Form 8-K;

         10.6 Form of Registration Rights Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as
                  Exhibit 10.6 to Form 8-K;

         10.7 Form of Investor Note by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.7 to Form 8-K;

         10.8 Form of Investor Warrant by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit
                  10.8 to Form 8-K;

         10.9 Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Shares by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as
                  Exhibit 10.9 to Form 8-K

(21)     Subsidiaries of the Registrant

         Electronic GameCard Marketing Inc, a Delaware corporation, a wholly owned subsidiary

(23)     Consents of Experts and Counsel

         23.1 Consent of Independent Registered Public Accounting Firm (filed herewith);

         23.2     Consent of Albright & Blum, P.C., See Exhibit 5.1

ITEM 28.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defence of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this registration statement to be signed on its behalf by the undersigned, in the New York City, State of New York, on January 22, 2008.

                           ELECTRONIC GAME CARD, INC.
                           A Nevada corporation, Registrant


                           By:     /S/ LEE J. COLE
                              --------------------------------------------------
                                   LEE J. COLE, President, Chairman of the Board
                                   of Directors and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                          TITLE                            DATE
----                          -----                            ----

   /S/ LEE J. COLE            Chairman, Chief Executive        January 22, 2008
-------------------------     Officer (Principal Executive
LEE J. COLE                   Officer), and Director


   /S/ LINDEN BOYNE           Chief Financial Officer          January 22, 2008
-------------------------     (Principal Financial Officer)
LINDEN BOYNE                  and Director

                                 EXHIBITS INDEX

EXHIBIT NO.                        TITLE OF DOCUMENT
--------------------------------------------------------------------------------

(3) Articles of Incorporation and Bylaws (incorporated by reference, except where noted to the contrary)

         3.1      Articles of Incorporation of the registrant (then named Quazon
                  Corp), dated October 27, 1997, and filed with the State of Nevada, Secretary of State, on October 30, 1997, filed as
                  Exhibit 3.1 to Form 10-SB 12G filed with the Commission on April 22, 1999;

         3.2 Certificate of Amendment to Articles of Incorporation of the registrant (then named Quazon Corp) dated October 23, 1998, regarding a one for fifteen reverse stock split, and which was filed with the State of Nevada, Secretary of State on October 27, 1998, and filed as part of Exhibit 3.1 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.3 Amendment to the Articles of Incorporation of Registrant (changing its then name Quazon, Corp. to Scientific Energy, Inc.), dated August 14, 2001, which were filed with the State of Nevada, Secretary of State on August 16, 2001, and filed as part of Exhibit 3.1 to Form 10-QSB filed with the Commission on August 20, 2001;

         3.4 Articles of Share Exchange and Name Change for Scientific Energy, Inc. To Be Known as Electronic Game Card,
                  Inc.(Registrant then named Scientific Energy, Inc.) dated November 21, 2003, and filed with the State of Nevada, Secretary of State, on November 26, 2003, filed as Exhibit 1.1 to Form 8-K filed with the Commission on December 10, 2003;

         3.5 Bylaws of Registrant (then named Quazon Corp.) which were adopted pursuant to the December 5, 2003, closing of the Share Exchange Agreement dated November 19, 2003 between Registrant (then named Scientific Energy, Inc.) and Electronic Game Card, Inc., a Delaware corporation, which were filed as Exhibit 3.2 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.6 Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 31, 2006, a copy of which is filed herewith.

         3.7 The Certificate of Designations, Preferences and Rights of Series a Convertible Preferred Stock of Electronic Game Card, Inc." which provides the terms and conditions for the Preferred Stock issued by the Company, a copy of which is filed herewith

(4)      Instruments   Defining  the  Rights  of  Security  Holders,   Including
         Indentures

         4.1 Form of Certificate of Common Stock, filed as exhibit to Form SB-2 Registration Statement filed on May 13, 2004;

(5)      Opinion on Legality

         5.1 Opinion of Albright & Blum,, P.C., regarding the legality of the securities being registered (filed herewith);

(10)     Material Contracts

         10.5 Form of Securities Purchase Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as
                  Exhibit 10.5 to Form 8-K;

         10.6 Form of Registration Rights Agreement by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as
                  Exhibit 10.6 to Form 8-K;


                                      EX-1

         10.7 Form of Investor Note by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit 10.7 to Form 8-K;

         10.8 Form of Investor Warrant by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as Exhibit
                  10.8 to Form 8-K;

         10.9 Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Shares by and among Electronic Game Card, Inc. and certain investors, dated as of March 15, 2005, which was filed with the Commission on March 31, 2005 as
                  Exhibit 10.9 to Form 8-K

(21)     Subsidiaries of the Registrant

         Electronic GameCard Marketing Inc, a Delaware corporation, a wholly owned subsidiary

(23)     Consents of Experts and Counsel

         23.1 Consent of Independent Registered Public Accounting Firm (filed herewith);

         23.2     Consent of Albright & Blum, P.C., See Exhibit 5.1


                                      EX-2